Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

ENPRO HOLDINGS, INC.,

FAIRBANKS MORSE, LLC, and

ARCLINE FM HOLDINGS, LLC

Dated as of December 12, 2019

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

SCHEDULES

Schedule 1.1(a)	Permitted Liens
Schedule 4.2	Capitalization; Subsidiaries
Schedule 4.3	No Conflict; Required Filings and Consents
Schedule 4.4(a)	Financial Statements
Schedule 4.4(b)	Financial Statements Presentation
Schedule 4.4(c)	Undisclosed Liabilities
Schedule 4.4(d)	Audit
Schedule 4.4(e)	Budget
Schedule 4.4(h)	Backlog
Schedule 4.5	Taxes
Schedule 4.6(c)	Sufficiency of Assets
Schedule 4.6(d)	Shared Contracts
Schedule 4.7(a)	Real Property
Schedule 4.7(b)	Real Property Exceptions
Schedule 4.7(c)	Leases Valid
Schedule 4.8(a)	Compliance with Laws
Schedule 4.8(b)	International Compliance
Schedule 4.9	Permits
Schedule 4.10(a)	Employee Benefit Plans
Schedule 4.10(e)	Pension Plans
Schedule 4.10(i)	Severance Payments
Schedule 4.11	Material Contracts
Schedule 4.12	Government Contracts
Schedule 4.13	Legal Proceedings
Schedule 4.14(a)	Company Intellectual Property
Schedule 4.14(b)	Licensed Intellectual Property
Schedule 4.14(c)	Affiliate Owned Company Owned Intellectual Property
Schedule 4.14(d)	Confidentiality Agreements
Schedule 4.14(i)	Protection of Intellectual Property
Schedule 4.14(j)	Business Systems
Schedule 4.15	Insurance
Schedule 4.16(a)	Labor Matters
Schedule 4.16(c)	Employee Terminations
Schedule 4.16(d)	Other Claims
Schedule 4.17	Environmental Matters
Schedule 4.18	Conduct of Business
Schedule 4.19	Related Party Transactions
Schedule 4.20	Products
Schedule 4.21	Product Liability
Schedule 4.22	Material Customers and Material Suppliers
Schedule 5.4(a)	No Conflict; Required Filings and Consents
Schedule 6.3(a)	Required Filings and Consents
Schedule 7.1	Interim Operations of the Company
Schedule 7.7	Contact with Customers, Origination and Referral Sources and Other Business Relations

-iv-

Schedule 7.14	Pre-Closing Transfers
Schedule 7.16	Intercompany Obligations
Schedule 7.20	Occurrence Policies
Schedule 7.25	Confidentiality Agreements

-v-

ANNEXES

Annex I	Definitions

Annex II	Third Party Approvals

Annex III	Company Guarantees

Annex IV	Names

Annex V	Seller Guarantees

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit B	Form of Transition Services Agreement

Exhibit C	Illustration of Working Capital

-vi-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of December 12, 2019, by and among EnPro Holdings, Inc., a North Carolina corporation (“Seller”), Fairbanks Morse, LLC, a North Carolina limited liability company (the “Company”), and Arcline FM Holdings, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns 100% of the outstanding equity interests of the Company (the “Membership Interests”);

WHEREAS, Garlock of Canada Ltd., a wholly owned Subsidiary of Seller (“Garlock”), holds assets and liabilities Related to the Business (the “Canadian Business”) and, at the Closing, will sell and transfer certain of such assets and liabilities to the Canadian Buyer on the terms set forth in this Agreement; and

WHEREAS, Buyer desires to purchase from Seller, and Seller is willing to sell to Buyer, the Membership Interests, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions.  Capitalized terms used in this Agreement shall have the respective meanings set forth or referenced in Annex I attached hereto, unless otherwise defined herein.

ARTICLE II
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

2.1          Purchase and Sale.  On and subject to the terms and conditions contained herein, at the Closing, (a) Seller shall sell, transfer and deliver the Membership Interests free and clear of Liens to Buyer, (b) Buyer shall pay and deliver the Closing Payments as provided in this Agreement and shall purchase, acquire and accept the Membership Interests from Seller and (c) Seller shall cause Garlock to sell, transfer and deliver the Transferred Assets to Canadian Buyer and Buyer shall, immediately after the acquisition by Buyer of the Membership Interests, cause Canadian Buyer to pay and deliver the Closing Transfer Purchase Price as provided in the Closing Transfer Documents.

2.2          Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures on the third Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII (other than those conditions that are to be satisfied at the Closing), or on such other date as Seller and Buyer mutually agree (the “Closing Date”) and will be deemed effective as of the Effective Time; provided that the Closing Date shall not occur prior to December 31, 2019 without Buyer’s prior written consent.  All proceedings to be taken and all documents (with the exception of the Closing Transfer Documents) to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.3          Estimated Purchase Price.  At least three Business Days prior to the Closing Date, Seller shall furnish to Buyer (a) a certificate (the “Closing Certificate”) setting forth Seller’s good faith estimate of (i) the amount of Closing Cash (the “Estimated Closing Cash”), (ii) the amount and calculation of each component of the Working Capital as of the Effective Time (the “Estimated Working Capital”), including the resulting Estimated Working Capital Underage (if any), (iii) the amount and calculation of each component of Company Debt as of immediately prior to the Closing (the “Estimated Company Debt”), and (iv) the Estimated Purchase Price calculated based upon the items set forth in the foregoing clauses (i) - (iii), (b) reasonably detailed support documentation for each of the items set forth in the foregoing clause (a), and (c) an estimated balance sheet of the Company as of the Effective Time (the “Closing Balance Sheet”).  Buyer shall be entitled to review, and Seller shall consider in good faith the modification of the Closing Certificate proposed by Buyer; provided, that, subject to the foregoing good faith consideration, the final determination of the Closing Certificate and the calculations and amounts set forth thereon shall be determined by Seller in its sole discretion.  Seller, the Company, and their respective Representatives shall cooperate with and make available to Buyer and its Representatives all information, records, data and working papers, and shall permit access to their respective personnel involved in the preparation or review of the Closing Certificate during normal business hours, as may be reasonably requested in connection with the preparation and analysis of the Closing Certificate and the resolution of any disputes thereunder; provided, that Seller’s and the Company’s accountants will not be obligated to make any work papers available to any Person except in accordance with such accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants and neither Seller nor the Company will be obligated to provide any information, records, data and working papers to the extent disclosure of such items would cause such party to lose the attorney-client privilege with respect thereto; provided, further, that if a party is withholding any information pursuant to the foregoing exception it shall notify the other parties and, describe the information being so withheld and, if requested, use commercially reasonable efforts to provide extracts or summaries of such protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable privilege.

2.4          Closing Payments.  At the Closing, Buyer shall make the following payments (collectively, the “Closing Payments”):

(a)          Buyer shall pay an aggregate amount equal to the Estimated Purchase Price to Seller by wire transfer of immediately available funds in accordance with payment instructions delivered by Seller to Buyer at least three Business Days prior to the Closing Date; and

(b)          in addition to the Closing Payments, Buyer shall cause Canadian Buyer to pay the Closing Transfer Payment to Garlock as provided in the Closing Transfer Documents.

2.5          Purchase Price Adjustment.

(a)         Final Statement.  Within 75 days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Final Statement”) setting forth Buyer’s calculation of (i) Working Capital as of the Effective Time (“Closing Working Capital”) and the resulting Closing Working Capital Underage (if any), (ii) Company Debt as of immediately prior to the Closing (“Closing Company Debt”), and (iii) Cash as of the Effective Time (“Closing Cash”), along with reasonably detailed support documentation for each of the foregoing.

(b)         Final Statement Dispute.  Within 45 days following receipt by Seller of the Final Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Final Statement, specifying in reasonable detail the items or amounts in dispute, the basis for such dispute and Seller’s proposed modifications to the Final Statement (such notice, a “Dispute Notice”).  If Seller does not deliver a Dispute Notice within such 45-day period, such Final Statement will be final, conclusive and binding on the parties.  Any matters not identified in a Dispute Notice delivered in accordance with this Section 2.5(b) shall be deemed to have been agreed to and shall be conclusive and binding upon the parties.  In the event Seller delivers a Dispute Notice in accordance with this Section 2.5(b), Buyer and Seller shall negotiate in good faith to resolve such disputed items.  If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such disputed items within 15 days after the delivery of the Dispute Notice, then Buyer and Seller jointly shall engage the Arbitration Firm to resolve only such disputed items and/or items still in dispute.  In the event Buyer and Seller engage the Arbitration Firm, as promptly as practicable (and in no event later than 30 days thereafter), Buyer and Seller shall each prepare and submit a written presentation to the Arbitration Firm.  As soon as practicable, and in no event later than 60 days after its engagement, Buyer and Seller shall cause the Arbitration Firm to render a decision based solely upon the presentations by Buyer and Seller and not by independent review.  A copy of all materials submitted to the Arbitration Firm pursuant to the immediately preceding sentence shall be provided by Seller or Buyer, as applicable, to the other party concurrently with the submission thereof to the Arbitration Firm to the extent permitted under Law.  In resolving any disputed item, the Arbitration Firm shall be limited to picking from or between the values assigned to each item by Buyer and Seller, and may not assign a value to any item outside of the range of values claimed for such item by either party.  Buyer, on the one hand, and Seller, on the other hand, will be responsible for the fees and expenses of the Arbitration Firm in proportion to its or their loss, if any, in any such arbitration (e.g., if Buyer is awarded 60% of the difference between its claim and the claim of Seller through the arbitration proceeding, it must pay 40% of the arbitrator’s fees, and Seller must pay the remaining 60% of the arbitrator’s fees).  The Arbitration Firm will render a written report setting forth its determination as to the disputed matters and the resulting calculations of Closing Working Capital, Closing Company Debt, and Closing Cash, and all such determinations made by the Arbitration Firm will be final, conclusive and binding on the parties to this Agreement, absent fraud or manifest error.  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.5(b) shall be the exclusive mechanism for resolving disputes regarding the Purchase Price adjustment, if any, and neither Buyer nor Seller shall be entitled to indemnification for Losses pursuant to Article X to the extent expressly taken into account in the determination of the Purchase Price or for matters adjudicated by the Arbitration Firm.  For the avoidance of doubt, the Arbitration Firm shall also resolve any disputes which may arise as to whether the terms and procedures of this Section 2.5 have been complied with by the parties.

(c)          Access.  For purposes of complying with the terms set forth in this Section 2.5, Buyer and the Company, on the one hand, and Seller, on the other hand, shall cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, and shall permit access to their respective personnel involved in the preparation or review of the Final Statement during normal business hours, as may be reasonably requested in connection with the preparation and analysis of the Final Statement and the resolution of any disputes thereunder; provided, that none of Buyer’s, Seller’s or the Company’s accountants will be obligated to make any work papers available to any Person except in accordance with such accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants and none of Buyer, Seller or the Company will be obligated to provide any information, records, data and working papers to the extent disclosure of such items would cause such party to lose the attorney-client privilege with respect thereto; provided, further, that if a party is withholding any information pursuant to the foregoing exception it shall notify the other parties and, describe the information being so withheld and, if requested, use commercially reasonable efforts to provide extracts or summaries of such protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable privilege.  If Buyer and the Company, on the one hand, or Seller, on the other hand, breach their respective obligations under this Section 2.5(c), the dispute periods set forth in Section 2.5(b) shall automatically be extended until such breach is cured by the breaching party.

(d)          Payment.  Within five Business Days after Working Capital, Company Debt and Closing Cash is finally determined pursuant to Section 2.5(a) and Section 2.5(b):

(i)         If Final Purchase Price minus Estimated Purchase Price (such difference, the “Adjustment Amount”) (A) is positive, then Buyer shall pay to Seller the Adjustment Amount by bank wire transfer of immediately available funds to an account designated in writing by Seller or (B) is negative, then Seller shall pay to Buyer an amount equal to the absolute value of the Adjustment Amount by bank wire transfer of immediately available funds to an account designated in writing by Buyer.

(ii)        If the Adjustment Amount is zero, then no additional payments shall be required by Buyer or Seller, and the Estimated Purchase Price (and Estimated Working Capital, Estimated Company Debt and Estimated Closing Cash included therein) shall be deemed to be the amount of the Purchase Price and be final, conclusive and binding on the parties.

2.6          Purchase Price Allocation.

(a)         Within 60 days after the final determination of the Purchase Price pursuant to Section 2.5, Buyer will deliver or cause to be delivered to Seller a draft statement containing Buyer’s allocation of the Purchase Price among the assets of the Company (the “Draft Allocation Statement”).  The Draft Allocation Statement will be prepared in accordance with Section 1060 of the Code and any comparable provisions of state, local or foreign Law, as appropriate.  For a period of 30 days following the delivery of the Draft Allocation Statement, Buyer and Seller agree to attempt to resolve any disputes with respect to such Draft Allocation Statement in good faith.  If Buyer and Seller are unable to resolve any disputes within such 30 day period, such unresolved disputes shall be submitted to the Arbitration Firm for final determination in a manner consistent with Section 2.5 (and any fees shall be borne by the parties as described in Section 2.5(b)); provided that, notwithstanding anything to the contrary in this Agreement, the Arbitration Firm shall be bound by, and shall resolve any such disputes, in accordance with the Allocation Methodology.  The allocation as finally agreed upon by Buyer and Seller or as resolved by the Arbitration Firm (the “Final Allocation Statement”) shall be final for purposes of this Section 2.6.  Buyer, the Company and Seller will report the allocation of the Purchase Price among the assets of Company in a manner consistent with the Final Allocation Statement and will act in accordance with the Final Allocation Statement in the preparation and timely filing of all Tax Returns (including filing Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code or any applicable state or local taxing authority).

(b)          Buyer and Seller will, and will cause Canadian Buyer and Garlock, respectively, to, report the allocation of the Closing Transfer Payment among the Transferred Assets as provided in the Closing Transfer Documents and to act in accordance with such allocation in the preparation and timely filing of all Tax Returns.

2.7          Withholding.  Notwithstanding any other provision in this Agreement to the contrary, Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable (directly or indirectly) pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such withholding was made.

ARTICLE III
CLOSING AND DELIVERIES

3.1          Deliveries by Seller.  At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following items:

(a)          An assignment of the Membership Interests, duly executed by Seller;

(b)        Acknowledgments of release of guarantees, indebtedness, liens and any other obligations or security in respect of the Debt Agreements and any necessary UCC authorizations or other releases as may be reasonably required to evidence the satisfaction of or release from such Company Debt, in each case in form and substance reasonably acceptable to Buyer, which acknowledgements shall be delivered to Buyer at least three Business Days prior to the Closing Date;

(c)          The articles of organization of the Company certified as of no more than ten Business Days prior to the Closing by the North Carolina Secretary of State;

(d)          The articles of incorporation of Seller certified as of as of no more than ten Business Days prior to the Closing by the North Carolina Secretary of State;

(e)          A certificate of good standing from the North Carolina Secretary of State with respect to the Company and Seller and a Certificate of Status from the Ministry of Government Services (Ontario) with respect to Garlock, dated as of no more than ten Business Days prior to the Closing;

(f)          A certificate of the Secretary (or other authorized officer) of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to the operating agreement of the Company and as to the resolutions of the manager of the Company authorizing this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, which resolutions shall remain in full force and effect as of such date;

(g)        A certificate of the Secretary (or other authorized officer) of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, certifying as to the resolutions of the board of directors of Seller authorizing this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, which resolutions shall remain in full force and effect as of such date;

(h)         A certificate of the Secretary (or other authorized officer) of Garlock, given by him or her on behalf of Garlock and not in his or her individual capacity, certifying as to the articles and by-laws of Garlock and the resolutions of the board of directors of Garlock authorizing the Transaction Agreements to which it is party and the transactions contemplated thereby, which resolutions shall remain in full force and effect as of such date;

(i)           A certificate from an officer of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied;

(j)           A counterpart to the Transition Services Agreement, duly executed by Seller;

(k)          Duly executed copies of the Closing Transfer Documents and the Pre-Closing Transfer Documents;

(l)           A complete and valid Internal Revenue Service Form W-9 from Seller; and

(m)         Duly executed copies of the third party approvals identified and described on Annex II.

3.2          Deliveries by Buyer.  At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following items:

(a)          The certificate of formation of Buyer certified as of no more than ten Business Days prior to the Closing by the Secretary of State of Delaware;

(b)         A certificate of the Secretary of State of Delaware as to the good standing as of no more than ten Business Days prior to the Closing of Buyer in such jurisdiction and a Certificate of Good Standing issued by the Registrar of Companies (British Columbia) for Canadian Buyer dated as of no more than ten Business Days prior to the Closing;

(c)         A certificate of the Secretary (or other authorized officer) of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to the resolutions of the board of managers of Buyer authorizing this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, which resolutions shall remain in full force and effect as of such date;

(d)         A certificate of the Secretary (or other authorized officer) of Canadian Buyer, given by him or her on behalf of Canadian Buyer and not in his or her individual capacity, certifying as to the notice of articles and articles of Canadian Buyer and the resolutions of the board of directors of Canadian Buyer authorizing the Transaction Agreements to which it is party and the transactions contemplated thereby, which resolutions shall remain in full force and effect as of such date;

(e)          A certificate of an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied;

(f)          Evidence that the R&W Policy has been issued;

(g)          A counterpart to the Transition Services Agreement, duly executed by Buyer; and

(h)          A counterpart to the Closing Transfer Documents, duly executed by Canadian Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other Schedule or Schedules), the Company represents and warrants to Buyer as follows:

4.1          Organization and Standing; Authority.

(a)         The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of North Carolina.  Garlock is a corporation, duly organized, validly existing and in good standing under the laws of Ontario.

(b)        Each of the Company and Garlock is duly qualified to do business, and in good standing (or the equivalent thereof), in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing (or the equivalent thereof) would not have a Material Adverse Effect on the Company.

(c)          The Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  Garlock has the requisite power and authority to execute and deliver the Transaction Agreements to be executed and delivered by it, and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action on the part of the Company and Garlock.  This Agreement and the other Transaction Agreements to which the Company or Garlock is a party have been, or will be at the Closing, duly and validly executed and delivered by the Company or Garlock, as the case may be, and, assuming the due authorization, execution and delivery by the other parties thereto, represent the legal, valid and binding obligation of the Company or Garlock, as the case may be, enforceable against it in accordance with their respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

(d)         The Company has the requisite limited liability company power and authority to operate its business as now conducted or presently proposed to be conducted.  Garlock has the necessary corporate power and capacity to operate its business (as Related to the Business) as now conducted or presently proposed to be conducted.  Seller has made available complete and correct copies of the certificate of formation and limited liability company agreement or similar organizational documents of the Company, each as amended to the date of this Agreement, and the Company is not in violation of any of the provisions contained in such documents in any material respect.

4.2          Capitalization; Subsidiaries.  The Membership Interests are the only equity interests of the Company that are issued and outstanding.  The Membership Interests have been validly issued and were not issued in violation of any preemptive or similar rights.  Seller owns all of the Membership Interests, free and clear of all Liens and other restrictions on transfer (other than applicable federal and state securities law restrictions).  There are no: (a) outstanding securities (or options, warrants, phantom stock, stock appreciation, profit participation or similar equity-based rights), convertible or exchangeable into, , equity securities of the Company;

(b) rights, agreements or commitments obligating the Company to issue, redeem, repurchase, register, transfer or sell any equity securities or interests convertible or exchangeable into equity securities of the Company; or (c) other than the operating agreement of the Company, agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its equity securities.  The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of the Membership Interests on any matter.  The Company has no Subsidiaries and does not and has never directly or indirectly owned any equity interests or securities of any other Person.

4.3          No Conflict; Required Filings and Consents.

(a)         Neither the execution and delivery of this Agreement by the Company or the other Transaction Agreements to be executed and delivered by the Company or Garlock, nor the consummation by the Company or Garlock of the transactions contemplated herein or therein, nor compliance by the Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the certificate of organization, operating agreement, articles, by-laws or similar organizational document of the Company or Garlock, (ii) except as set forth on Schedule 4.3, violate, constitute or result in the breach of any term, condition or provision of, or constitute a default under, require notice under, require a payment or give rise to a loss of any benefit under, or give rise to any right of termination, amendment, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Company or Garlock (as Related to the Business) (in each case, whether or not with notice or lapse of time, or both) pursuant to any Material Contract to which the Company or Garlock is a party or by which the Company, Garlock (as Related to the Business), the Transferred Assets or any of the Company’s properties or assets may be subject, or (iii) violate any material Order or Law applicable to the Company, Garlock (as Related to the Business), the Transferred Assets or the Company’s properties or assets.

(b)         Other than as set forth on Schedule 4.3, no Consent is required to be obtained by the Company or Garlock for the consummation by the Company or Garlock of the transactions contemplated by this Agreement and the other Transaction Agreements that if not obtained would reasonably be expected to be material to the Business or to materially impair or delay the ability of the Company or Garlock to consummate the transactions contemplated hereby or by the other Transactions Agreements or otherwise perform its obligations thereunder.

4.4          Financial Statements.

(a)          Copies of the following financial statements have been made available and are attached hereto as Schedule 4.4(a):  (i) the unaudited balance sheet of the Company and Garlock (as Related to the Business) as of each of December 31, 2017 and December 31, 2018, and the related unaudited income statement and statement of cash flows for the fiscal years then ended, together with the notes thereto (the “Annual Financial Statements”), and (ii) the unaudited balance sheet of the Company and Garlock (as Related to the Business) as of October 31, 2019 (the “Balance Sheet Date”), and the related unaudited consolidated income statement and statement of cash flows for the 10-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”).

(b)         Except as set forth on Schedule 4.4(b), the Company Financial Statements (i) have been prepared by management of the Company based on the books and records of the Company and Garlock (as Related to the Business) and in accordance with GAAP and (ii) present fairly, in all material respects, the financial condition and results of operation of the Company and Garlock (as Related to the Business) as of the respective dates and for the respective periods presented (except for the absence of footnote disclosure and the absence of any year-end adjustments in the Interim Financial Statements, none of which are, individually or in the aggregate, material).

(c)         Other than (i) to the extent specifically set forth in the Company Financial Statements, (ii) liabilities set forth on Schedule 4.4(c) and (iii) liabilities incurred in the ordinary course of business (none of which results from or arises out of any breach of or default under any Contract, tort, Action or violation of Law) since the Balance Sheet Date, there are no and have not been any material liabilities of the Company or Garlock (as Related to the Business).

(d)        The Company and Garlock (as Related to the Business) maintain a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects: (i) transactions are executed in accordance with the Company’s policies; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; and (iii) access to assets is permitted in accordance with management’s general or specific authorization, except, in each case, where the failure to do so would not reasonably be expected to be material to the Business.  During the past three years, neither the Company nor Garlock (as Related to the Business) has received any written complaint, allegation, assertion or claim from any external auditor, Governmental Authority or other Persons regarding the accounting or auditing practices, procedures, methodologies or methods of either the Company or Garlock (as Related to the Business) or its internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or Garlock (as Related to the Business) has engaged in questionable accounting or auditing practices, which has not been fully resolved and, to the extent necessary, reflected in the Financial Statements.

(e)          Except as would not reasonably be expected to have a Material Adverse Effect, the Company and Garlock (as Related to the Business) have completed all material capital expenditures in accordance with the timeline set forth in, and in amounts consistent with, its capital expenditure budget for calendar year 2019 as set forth on Schedule 4.4(e) (the “Budget”).  The accounts and notes receivable reflected on the Interim Financial Statements or to be taken into account in the Final Statement (i) represent legal, valid and binding obligations for services actually performed by the Company or Garlock (as Related to the Business), enforceable in accordance with their terms, (ii) are not the subject of any pending and unreserved Action, including any right of setoff or counterclaim, and (iii) have arisen only from bona fide sales transactions in the ordinary course of business payable, in all material respects, on the Business’ ordinary trade terms.

(f)          The inventory of the Company and Garlock (as Related to the Business) shown on the Interim Financial Statements or taken into account in the Final Statement, net of the reserves applicable thereto as shown on the applicable balance sheet, is (A) of a quantity and quality maintained by the Company and Garlock (as Related to the Business) in the ordinary course of business, (B) after the Pre-Closing Transfers and the Closing Transfers, adequate in order for the Company to conduct the Business as currently conducted and as presently proposed to be conducted, (C) not damaged except as otherwise specifically reserved for on the applicable balance sheet, (D) not worn out or obsolete, and (E) merchantable and fit for its intended use.

(g)         All accounts payable of the Company and Garlock (as Related to the Business) shown on the Interim Financial Statements or taken into account in the Final Statement are the result of bona fide transactions effected in the ordinary course of business and have been paid or are not yet due and payable.

(h)         Schedule 4.4(h) sets forth a Backlog schedule, itemized by customer and order number and including the estimated standard margin for each such order, as of October 31, 2019.  Such Backlog schedule has been prepared in accordance with the Company’s and Garlock’s (as Related to the Business) financial reporting system, is consistent with the Company’s and Garlock’s (as Related to the Business) sales and Backlog booking procedures and is true and correct in all material respects (other than the estimated standard margins, which estimates were prepared in good faith consistent with past practices).  Since October 31, 2019, the Company has continued to book all proposals and contracts in accordance with present practice.

4.5          Taxes.  Except as set forth on Schedule 4.5:

(a)         Each of the Company and Garlock (as Related to the Business) has duly and timely filed all Tax Returns that it was required to file and all such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all Law. Each of the Company and Garlock (as Related to the Business) has (i) timely paid all Taxes due and owing by it (whether or not shown on such Tax Returns) and (ii) withheld and timely paid to the appropriate Governmental Authority or other applicable taxing authority all Taxes that it was required to have withheld and paid in connection with amounts paid or owing to any employee, agent, independent contractor, creditor, nonresident or foreign company, member or other third party and has complied with all applicable information reporting requirements in connection with amounts paid to any such Person.

(b)         The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto).  Since the Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(c)          The Company has not agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d)          The Company is not a party to or bound by any Tax allocation or sharing agreement (other than (i) any customary agreements with customers, vendors, lenders or lessors entered into in the ordinary course of business, (ii) customary allocations of property Taxes payable with respect to properties leased by the Company and (iii) any other agreements entered into in the ordinary course of business for which Taxes is not the principal subject matter).

(e)          There are no Liens for unpaid Taxes on the assets of the Company or on any of the Transferred Assets, except for Permitted Liens.

(f)         Neither the Company nor any of its Affiliates has received written notice of any Action pending with respect to the Company or Related to the Business in respect of any Tax or Tax deficiency outstanding or assessed.  Neither the Company nor any of its Affiliates has received written notice of any adjustment relating to any Tax Return filed by the Company or Related to the Business by any Governmental Authority within the 5-year period ending on the Closing Date.

(g)          The Company is not and has not been a party or participated in any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b) or any analogous provision of state, local or foreign Law.

(h)          The Company has not entered into any closing agreement with any Governmental Authority, including, but not limited to, a closing agreement pursuant to Code Section 7121, with regard to any Tax liability of the Company.

(i)          The Company (and Buyer as a result of the transactions contemplated by this Agreement) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing Date or use of an improper method of accounting for a taxable period ending prior to the Closing Date; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing Date; (iv) closing agreement entered with any Governmental Authority prior to the Closing Date; or (v) election under Code Section 108(i).  The Company does not use, and has never used, the cash basis method of accounting for income Tax purposes.

(j)          The Company has no liability for Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or by contract (except for commercial contracts or other agreements of which tax matters are not the primary subject).

(k)          No Governmental Authority in any state, territory or jurisdiction (whether foreign or domestic) where the Company does not file Tax Returns has made a written claim that the Company is required to file Tax Returns or is otherwise subject to Tax in such state, territory or jurisdiction.

(l)          The Company has properly collected and remitted any material required sales, use, value added and similar Taxes with respect to sales made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales made or services provided without charging or remitting sales, use, value added or similar Taxes that qualify as exempt from sales or similar Taxes.

(m)          None of (i) the goodwill, (ii) the going concern value or (iii) the other intangible assets of the Company that would not be depreciable or amortizable in the hands of Buyer but for Code Section 197, was held or used on or before August 10, 1993 by one or more of the Company or Seller, or any of their Affiliates who will be related to Buyer, within the meaning of Code Section 197(f)(9)(C), on and after the Closing Date.

(n)          The Company is not subject to Tax or required to file an income Tax Return in any country (other than the United States) by virtue of having a permanent establishment or other place of business in such country.

(o)        The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other written arrangement or contract which is or is properly treated as a partnership for Tax purposes, and does not own an interest in any entity classified as a controlled foreign corporation or other similar flow through entity.

(p)          No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes that has not been revoked or cancelled prior to the Closing.

(q)          The Company has been disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b) since its formation.

(r)          Garlock is a registrant for the purpose of Part IX of the Excise Tax Act (Canada) whose registration number is 10194 9162 RT0007.

(s)          Garlock is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

4.6          Title to Properties; Sufficiency.

(a)          The Company or Garlock, as applicable, has, and following the Closing, Canadian Buyer and the Company will have, good, valid and marketable title to all of the personal, tangible properties and assets reflected on the balance sheet included in the Interim Financial Statements as being owned by the Company or Garlock (as Related to the Business), free and clear of all Liens except for Permitted Liens and any Liens created by or through Buyer, Canadian Buyer or their Affiliates, excluding properties and assets sold or disposed of by the Company or Garlock since the Balance Sheet Date in the ordinary course of business.

(b)          Garlock has and, following the Closing Transfers, the Canadian Buyer will have good, valid and marketable title to, or, in the case of leased property and assets, have good, valid and enforceable leasehold interests in, the Transferred Assets, free and clear of all Liens except for Permitted Liens and any Liens created by or through Buyer, Canadian Buyer or their Affiliates.  The tangible property included in the Transferred Assets has no material defects, is in good condition and repair, has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of the same, ordinary wear and tear excepted), and is adequate and suitable for its present use in the ordinary course of business.

(c)         On the Closing Date (assuming receipt of all relevant Consents required in connection with the Pre-Closing Transfers or the Closing Transfers), except as set forth on Schedule 4.6(c) or Schedule 4.6(d), the assets of the Company, together with the Transferred Assets, Business Employees, any assets transferred to a Subsidiary of the Company pursuant to the Pre-Closing Transfer Documents and services to be provided under the Transition Services Agreement, will constitute all of the assets, personnel, rights and properties sufficient for the continued conduct of the Business after the Closing in the same manner in all material respects as conducted prior to the Closing or presently proposed to be conducted and as used in the operation of the Business during the 12 month period ended on each of December 31, 2018 and the Balance Sheet Date.

(d)          Schedule 4.6(d) sets forth each legally binding, written or oral contract, lease, license, or other agreement (including any amendments and other modifications thereto) Related to the Business and to which neither the Company nor Garlock is a party.

(e)         As of the Closing, neither Company nor Canadian Buyer will hold any material assets or material liabilities, other than the assets and liabilities that are Related to the Business or any assets or liabilities created by or through Buyer, Canadian Buyer or their Affiliates.

4.7          Real Property.

(a)          Schedule 4.7(a) sets forth a complete and accurate description of (i) all of the leasehold or subleasehold estates and other rights in the Real Property leased by the Company or Garlock (as Related to the Business) (the “Leased Real Property”), (ii) the leases, subleases, licenses, concessions or other similar agreements (written or oral, together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which the Company or Garlock has an interest in the Leased Real Property (collectively, the “Real Property Leases”), and (iii) all the Real Property owned by the Company (the “Owned Real Property”).  The Leased Real Property and Owned Real Property listed on Schedule 4.7(a) comprises all Real Property used in the conduct of the Business and operations of the Company as now conducted, and all components thereof included in the Leased Real Property and Owned Real Property are in good working condition and repair, except normal tear and wear.  The Seller and its Affiliates (other than the Company) do not own any Real Property Related to the Business.

(b)          The Company has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.  Except as set forth in Schedule 4.7(b), neither the Company nor Garlock (i) is a party to any contract nor obligated under any option, right of first refusal or other Contract to sell or dispose of the Owned Real Property, or any portion thereof or interest therein, or (ii) has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.  To the Company’s Knowledge, the material buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of the Owned Real Property and the Company’s activities involving the Owned Real property are not in violation of, or in conflict with, any applicable zoning regulations or ordinance.

(c)         All Real Property Leases are valid instruments, enforceable in accordance with their respective terms except as limited by the General Enforceability Exceptions.  There is no default or breach by the Company or Garlock or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other material provision thereof, in any material respect under any such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a material breach or default.

4.8          Compliance with Laws.

(a)         Except as set forth on Schedule 4.8(a), (i) each of the Company and Garlock (as Related to the Business) is, and for the past 3 years has been, in compliance in all material respects with all Laws and Orders applicable to it and the Business and all U.S. national security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006)(Change 2 May 18, 2016); and (ii) none of the Company, Garlock (as Related to the Business) or, with respect to the Business, Seller or its Affiliates has received any written notification from any Governmental Authority that has not yet been resolved or otherwise, with respect to any material non-compliance during the past 3 years, asserting that the Company or Garlock (as Related to the Business) is not in compliance with any Law or Order.

(b)        Neither the Company or Garlock (as Related to the Business), nor any of their officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Company or Garlock (as Related to the Business), is currently, or has been in the last 5 years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of Sanctions Laws, Ex-Im Laws or anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(c)          During the last 5 years, the Company and Garlock (as Related to the Business), and their officers, directors, or employees and, to the Company’s Knowledge, their agents and third party representatives have been in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and all other Laws relating to the prevention of bribery, money laundering or corruption (collectively, “Anti-Corruption Laws”).  Without limiting the foregoing, none of the Company, Garlock (as Related to the Business), or any of their directors, officers or employees nor, to the Company’s Knowledge, any of their agents or other third party representatives have given, offered, promised, or agreed to give, or received, anything of value to or from any elected or unelected official, employee or agent of any Governmental Authority or any other Person in violation of Anti-Corruption Laws.

(d)         None of the Company, Garlock (as Related to the Business) or, with respect to the Business, Seller or its Affiliates has received from any Governmental Authority or any other Person any notice, inquiry or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to Trade Control Laws or Anti-Corruption Laws.

4.9          Permits.  Schedule 4.9 contains a complete list of all material Permits issued to the Company or that are issued to Seller, Garlock or its Affiliates (other than the Company) and used in connection with the Business (collectively, the “Business Permits”).  The Company and its Affiliates are in material compliance with all such Business Permits, all of which Business Permits are in full force and effect in all material respects.  Neither the Company nor any of its Affiliates is, or has been within the past three years, in default under, or violation of in any material respect, any Business Permit.  Except as would not reasonably be expected to be material to the Business or as set forth on Schedule 4.9, (i) the Company holds or following the Closing Transfers, Canadian Buyer will hold, all Permits required by Law for the lawful conduct of the Business as presently conducted or proposed to be conducted, (ii) no other Permits are required for the legal and valid conduct of the Business as presently conducted or proposed to be conducted, and (iii) there is no, and during the past three years, there has been no, suspension, cancellation, modification, revocation or nonrenewal of any Permit pending or, to the Company’s Knowledge, threatened.

4.10          Employee Benefit Plans.

(a)         Schedule 4.10(a) sets forth a complete list of each material Employee Plan and separately identifies each Company Plan.  For purposes of this Agreement, the term “Employee Plan” means (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) all other compensation, employment, consulting, severance pay, separation, retention, change in control, salary continuation, bonus, incentive, equity, equity-based incentives, stock option, stock purchase, retirement, pension, profit sharing, deferred compensation, health, welfare, or accident plans, contracts, programs, policies, agreements, funds or arrangements of any kind and (iii) all other material fringe benefit plans, contracts, programs, policies, agreements, funds, or arrangements, in each case of clauses (i), (ii) and (iii), in which any current or former Business Employees, or other non-employee individual service providers of the Company or Garlock (Related to the Business) participate or that are sponsored, maintained or contributed to, or required to be contributed to, by the Company or Garlock (Related to the Business) or with respect to which the Company or Garlock (Related to the Business) has made or is required to make payments, transfers or contributions or has any current or contingent liability; provided, however, that the term, “Employee Plan” does not include unwritten Contracts of employment with employees in Canada which can be terminated on reasonable notice.  For purposes of this Agreement, the term “Company Plan” means each

Employee Plan that is sponsored or maintained by the Company exclusively for the benefit of current or former Business Employee, or other non-employee individual service providers of the Company or to which the Company or its Affiliates will have, or would reasonably be expected to have, any liability on or after the Closing.

(b)         Copies of the following materials have been made available:  (i) the current plan documents (including all amendments thereto) for each Employee Plan, (ii) the most recent determination, advisory or opinion letters from the Internal Revenue Service (“IRS”) with respect to any of the Employee Plans intended to be qualified under Section 401(a) of the Code, (iii) the current summary plan description for each Employee Plan and summaries of material modifications thereto, (iv) the most recent annual report on Form 5500 for each Employee Plan and (v) the most recent financial statements and actuarial valuation reports, as applicable.

(c)         Each Employee Plan has been established, maintained, funded, operated, registered and administered in material compliance with its terms and in material compliance with all Laws, including ERISA and the Code, and no event has occurred and no condition exists that has subjected, or would reasonably be expected to subject, the Company to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other Law.  With respect to each Company Plan, the Company has timely made or properly accrued all contributions, payments, distributions and premiums required by the terms of such Company Plan or Law.  There have been no prohibited transactions within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that would reasonably be expected to result in any material liability or excise tax under ERISA, the Code, or any other Law being imposed on the Company.

(d)         Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination, advisory or opinion letter from the IRS, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code and there are no facts or circumstances that could be reasonably likely to adversely affect the qualification of any such Employee Plan.

(e)         Except as set forth on Schedule 4.10(e), none of the Company Plans are, and the Company or Garlock (Related to the Business) does not maintain, contribute to, have an obligation to contribute to, or have any current or potential liability or obligation under or with respect to (i) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or any other plan that is or, within the six-year period immediately preceding the Closing, was subject to Title IV of ERISA; (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code; (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) a defined benefit pension plan; or (vi) any post-employment or retiree health or other welfare benefits, except to the extent required by (i) COBRA or for which the covered Person pays the full cost of coverage, or (ii) other Laws.  The Company does not have any liability or obligation with respect to such plans on account of any member of the Controlled Group, including any multiemployer plan or any defined benefit pension plan and the transactions contemplated by this Agreement shall not trigger any liability for Buyer or the Company under Title IV of ERISA with respect to any Employee Plan.

(f)          Any individual who performs services for the Company and who is not treated as an employee for federal income tax purposes by the Company is not an employee under Law for any purpose including, without limitation, for Tax withholding purposes or Employee Plan purposes.  The Company has no material liability by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in an Employee Plan or any person being improperly allowed to participate in any Employee Plan.

(g)          Except as could not result in any material liability to Buyer or its Affiliates, there is no pending or, to the Company’s Knowledge, threatened assessment, complaint, proceeding, audit, claim or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits).

(h)         Each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in compliance with, Section 409A of the Code, and no amount under any such Employee Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.  The Company is not obligated to gross-up or otherwise indemnify any individual for Taxes imposed pursuant to Sections 409A or 4999 of the Code.

(i)         Except as set forth on Schedule 4.10(i), neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay or other payment; (ii) accelerate the time of payment, funding (whether through a grantor trust or otherwise) or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Company Plan; (iv) increase the amount payable under any Employee Plan; or (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code.

4.11          Material Contracts. Set forth on Schedule 4.11 is a list of each of the following Contracts to which the Company or Garlock (as Related to the Business) is a party (other than Employee Plans) (such Contracts listed or required to be listed hereunder, the “Material Contracts”):

(a)          Each Contract involving a partnership, joint venture or similar arrangement;

(b)         Each Contract materially limiting the right of the Company or Garlock (as Related to the Business) to (i) engage in or compete with any Person in any business or in any geographical area or (ii) solicit or hire any third party,

(c)         Each Contract containing any “most favored nation” or right of first refusal provision for the benefit of any other Person with respect to the Business or an exclusivity arrangement with respect to the Business;

(d)         Each Contract involving the acquisition or disposition of any business enterprise whether via equity or asset purchase or otherwise either in the 3 years prior to the date hereof or under which there are any material obligations or liabilities outstanding;

(e)          Each Contract providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $500,000;

(f)          Each Contract with respect to Company Debt;

(g)        Each Contract for the employment or engagement of any officer, individual employee or other Person on a full time, part time or consulting basis providing for annual compensation opportunities in excess of $150,000 per annum;

(h)         Each collective bargaining agreement or other Contract with a labor union, works council, or other labor organization;

(i)         Each settlement, conciliation, or similar Contract (i) with a Governmental Authority, (ii) requiring the payment by the Company or Garlock (as Related to the Business) of more than $150,000 or (iii) imposing any non-monetary restrictions, obligations or sanctions on the Company or Garlock (as Related to the Business) after the date hereof;

(j)          Each Real Property Lease;

(k)         Each Contract with a (i) Material Customer or (ii) a Material Supplier;

(l)         Without duplication of the Contracts required to be disclosed under Section 4.11(k), each Contract or group of related Contracts that individually or in the aggregate, (i) generate, or would reasonably be expected to generate, revenue from any single Person or group of related Persons payable to the Company or Garlock (as Related to the Business) in excess of $2,000,000 in any calendar year or (ii) involve, or would reasonably be expected to involve, outgoing payments from the Company or Garlock (as Related to the Business) in excess of $1,000,000 in any calendar year;

(m)        Each Contract or group of related Contracts under which the Company or Garlock (as Related to the Business) is a (i) lessee of or hold or operate any tangible property (other than real property), owned by any other Person or (ii) lessor of or permit any third party to hold or operate any tangible property (other than real property), of the Business, in each case, except for any Contract or group of related Contracts under which the aggregate annual rental payments do not exceed $100,000;

(n)        Each Contract obligating the Company or Garlock (as Related to the Business) to make contingent payments of any type (including under any purchase price adjustment, earn-out or similar provisions), whether or not such obligations have matured or are expected to become due and payable;

(o)         Each Contract pursuant to which the Company or Garlock (as Related to the Business) made any loan, capital contribution or other investment to any Person (other than advances to Business Employees in the ordinary course of business and not in excess of $25,000);

(p)       Each Contract that licenses Company Owned Intellectual Property to any Person or pursuant to which the Company licenses any Intellectual Property from any Person, excluding (i) licenses of unmodified commercially-available software licensed for the Company’s or Garlock’s (as Related to the Business) internal use for annual license fees of less than $50,000, (ii) nonexclusive licenses granted to customers of the Company or Garlock (as Related to the Business) in the ordinary course of business and substantially on the Company’s form agreement as made available and (iii) nonexclusive licenses that arise as a matter of law by implication as a result of sales of products and services by the Company or Garlock (as Related to the Business);

(q)          Each Contract relating to the sharing or allocation of Intellectual Property by and between the Company or Garlock (as Related to the Business), on one hand, and Seller, on the other hand;

(r)           Each Contract relating to the development of Intellectual Property for the benefit of the Company or Garlock (as Related to the Business);

(s)          Each Government Contract or group of related Government Contracts with an expected aggregate value of $2,000,000 or more;

(t)           Each Seller Guarantee;

(u)          Each Company Guarantee; and

(v)          Each Contract between the Company or Garlock (as Related to the Business), on the one hand, and any Affiliate of the Company, on the other hand.

The Company has made available correct and complete copies of each Material Contract.  Each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the Company or Garlock, as applicable, subject only to the General Enforceability Exceptions, and, except as set forth on Schedule 4.11, there is no default or material breach by the Company or Garlock, as applicable, or, to the Company’s Knowledge, any other party thereto, in the timely performance of any obligation to be performed or paid thereunder or any other provision thereof, and no event has occurred that with notice or lapse of time, or both, would constitute such a material breach of default.  Except as set forth on Schedule 4.11, neither the Company nor Garlock has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the Company or Garlock, as applicable, under any such Material Contract.

4.12        Government Contracts.  Except as set forth on Schedule 4.12:

(a)        Neither the Company nor Garlock (Related to the Business) has materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract nor received written notice that the Company or Garlock (Related to the Business) (i) has materially breached or violated any Law, certification, representation, clause or provision, (ii) is in material breach of any Government Contract or Government Bid, or (iii) is subject to any material cost disallowance, withholding, offset, overpayment or credit requested by or on behalf of a Governmental Authority in respect of the Business.  No Government Bid submitted by the Company or Garlock (Related to the Business) has been found to be non-responsive.

(b)          No notice of termination, cure notice, show cause notice or other indication of termination is, or within the last 3 years has been, in effect pertaining to any Government Contract.

(c)         With respect to each Government Contract and Government Bid: (i) except as would not reasonably be expected to result in any material liability to the Business, all pricing discounts have been properly reported to and credited to the customer; (ii) neither the Company nor its Affiliates has received written notice of any material interruption or material decrease in the purchasing of products or services from the Company or Garlock (Related to the Business); (iii) to the Company’s Knowledge, neither the Company nor Garlock (Related to the Business) or any of their respective senior management employees has violated any requirements associated with offers of employment or the employment of current or former officials or employees of a Governmental Authority; (iv) there are no applicable overhead rate ceilings; and (v) there are no assignments of revenues or anticipated revenues.

(d)          Neither the Company nor any of its Affiliates in connection with the Business has submitted certified cost or pricing data within the last 3 years.

(e)          All invoices and claims submitted for payment, reimbursement or adjustment submitted by the Company or its Affiliates with respect to the Business were current, accurate and complete in all material respects as of their respective submission dates.

(f)          None of the Company, Garlock (Related to the Business), or to the Company’s Knowledge, any of their respective Principals has been debarred, suspended or excluded from participation in the award or performance of any Government Contract for any reason nor has any debarment, suspension or exclusion investigation or audit, been threatened or initiated against the Company, Garlock (Related to the Business) or, to the Company’s Knowledge, any of their respective Principals.

(g)         None of the Company, Garlock (Related to the Business), or to the Company’s Knowledge, any of their respective Principals is or within the last 3 years has been under or subject to any administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, administrative proceeding or audit pertaining to an alleged or potential violation of any requirement, regulation or Law applicable to any Government Contract or Government Bid.

(h)         Within the last 3 years, other than in the ordinary course of business, neither the Company nor Garlock (Related to the Business) has conducted or initiated any internal investigation, made a voluntary disclosure or been under any obligation to disclose to any Governmental Authority, or any other Person with respect to any alleged or potential irregularity, misstatement or omission, in each case, arising under or relating to a Government Contract or Government Bid.

(i)          The Company and Garlock (Related to the Business) maintains adequate systems of internal controls appropriate for its operations that are in material compliance with all relevant and applicable requirements of the Government Contracts.

(j)          To the Company’s Knowledge, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits relating to any allegations of fraud, false claims or overpayments by any Governmental Authority with regard to any Government Contracts.

(k)         The Company and its Affiliates with respect to the Business have complied in all material respects with the U.S. Department of Defense requirements for safeguarding covered defense information and cyber incident reporting and other similar Laws in Canada.

(l)          All material representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company or the Business to a Governmental Authority or any other Person in connection with any Government Contract within the last 3 years were current, accurate and complete in all material respects as of their respective effective dates and the Company and its Affiliates have provided any reasonably required updates to such representations, certifications and statements.

(m)        Neither the Company nor Garlock (Related to the Business) nor any of their officers, senior management, or employees (Related to the Business) have (i) used any funds of the Company or the Business to offer or provide any kickback, bribe, or unlawful gift or gratuity, or (ii) to the Company’s Knowledge, made any unlawful expenditures relating to political activity (in each case (i) or (ii), an “Unlawful Payment”).  Neither the Company nor Garlock (Related to the Business) has received written notice of any Unlawful Payment and the Company and Garlock (Related to the Business) have controls to detect and prevent, if possible, any such Unlawful Payments.

(n)          There are no outstanding material claims or disputes with the Company or its Affiliates with respect to the Business arising under or relating to any Government Contract or Government Bid.

(o)          The Company and Garlock (Related to the Business) have taken all necessary steps to preserve and protect, in all material respects, its rights in and title to all Intellectual Property (i) developed with private funding and (ii) delivered or otherwise provided directly or indirectly through any other Person to any Governmental Authority in connection with any Government Contract or Government Bid.

4.13      Legal Proceedings.  Except as set forth on Schedule 4.13, there are, and during the past three years have been, no material Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Affiliates (with respect to the Business, the Transferred Assets or any Business Employees in connection with any act or omission in the course of his or her employment), including any Action that would prevent or materially impair or delay the ability of the Company or Seller to consummate the transactions contemplated hereby and by the other Transaction Agreements and neither the Company nor any of its Affiliates (with respect to the Business, the Transferred Assets or any Business Employees in connection with any act or omission in the course of his or her employment) is, or has been during the past three years, subject to any outstanding Order.  Schedule 4.13 specifies the insurance policy covering each matter set forth thereon.

4.14       Intellectual Property.

(a)          Schedule 4.14(a) sets forth all Registered Intellectual Property owned by (or exclusively licensed to) the Company or Garlock (as Related to the Business).  All such Registered Intellectual Property is valid, subsisting and enforceable.

(b)        The Company owns all right, title, and interest in and to, or has a valid and enforceable written license to use, all Company Intellectual Property, free and clear of all Liens, other than Permitted Liens.  Except as set forth on Schedule 4.14(b), the Company Intellectual Property shall be available for use by Canadian Buyer, and the Company immediately after the Closing Date on identical terms and conditions to those under which the Company or Garlock (as Related to the Business) owned or used the Company Intellectual Property immediately prior to the Closing Date.  Except as set forth on Schedule 4.14(b), no Person is licensed under any of the Company Intellectual Property other than (i) nonexclusive licenses granted to business relations of the Company or Garlock (as Related to the Business) in the ordinary course of business and (ii) licenses that arise as a matter of law by implication as a result of sales of products and services by the Company or Garlock (as Related to the Business).

(c)          Neither Seller nor any of its Affiliates (other than the Company or Garlock (as Related to the Business)) owns any Company Intellectual Property.

(d)         All Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable agreement that protects the confidential information of the Company or Garlock (as Related to the Business) and grants the Company or Garlock exclusive ownership of the Person’s contribution, development or conception.  Neither the Company nor Garlock (as Related to the Business) is under any obligation, whether written or otherwise, to develop any Intellectual Property for any third party.

(e)          The Company Intellectual Property is not the subject of any Action, and to the Company’s Knowledge, no Action is threatened against the Company or Garlock (as

Related to the Business) involving the Company Intellectual Property, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Intellectual Property listed on Schedule 4.14(a).

(f)          (i) The operation of the Business does not infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any Person, and none of Seller, the Company or Garlock (as Related to the Business) has received any written notice of any claim within the 3-year period prior to the date of this Agreement alleging that the Company Intellectual Property infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any other Person and (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, violating or otherwise conflicting with any Company Intellectual Property.

(g)         The Company or Garlock (as Related to the Business) does not use and has not used any Open Source Software or any modification or derivative thereof: (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (ii) under any license requiring the Company or Garlock (as Related to the Business) to disclose or distribute the source code to any of the Company Software, to license or provide the source code to any of the Company Software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Software at no or minimal charge.

(h)         The Company or Garlock is in compliance with all obligations under any agreement pursuant to which the Company or Garlock (as Related to the Business) has obtained the right to use any third party software and in particular the Seller or its Affiliates has purchased a sufficient number of seat licenses for the Business Systems to operate the Business as currently conducted.

(i)          The Company and Garlock (as Related to the Business) has taken all actions reasonably necessary and all actions common in the industry to maintain and protect all of the Company Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information of the Company and Garlock (as Related to the Business), and neither the Company nor Garlock (as Related to the Business) has disclosed any confidential Company Intellectual Property (including the source code to any Company Software) to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information.

(j)          The Company and Garlock (as Related to the Business) owns, leases, licenses or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Business as it is currently conducted.  The Seller and its Affiliates maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing in all material respects, and in the last 12 months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all respects.

(k)        The Seller and its Affiliates have taken commercially reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on-site and off-site of back-up copies of critical data.  There is no Malicious Code in any of the Company Software or the Business Systems.

(l)          The Company and Garlock (as Related to the Business) are in compliance with, and have been in compliance with all Data Security Requirements and there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data or other notices received relating to Data Security Requirements.  The transactions contemplated by this Agreement and the other Transaction Agreements will not result in any liabilities in connection with any Data Security Requirements.

4.15       Insurance.  Seller, its Affiliates and the Company currently maintain and, during the past three years, have continuously maintained, all policies of insurance required by Law or any Contract to which any of them is a party or by which any of them is bound, in each case, Related to the Business, the Transferred Assets or the Assumed Liabilities.  Schedule 4.15 sets forth, as of the date of this Agreement, all policies of insurance maintained by the Company and covering the Company and the Business and the description of the coverage, limits of coverage, retention or deductible amounts, amount of annual premium, date of expiration and policy number provided by each.  Each such insurance policy is in full force and effect, all premiums due to date thereunder have been paid in full and neither Seller nor any of its Affiliates is, or has been within the past three years, in material breach or default with respect to any other obligations thereunder.  None of Seller, its Affiliates or the Company has taken any action, or failed to take any action which, with notice or the lapse of time or both, would constitute a material breach or default or permit termination, modification or non-renewal of any such insurance policy.  Except as set forth on Schedule 4.15, during the past three years, no written, or to the Company’s Knowledge oral, notice of actual or threatened material modification, termination, cancellation or nonrenewal, in whole or in part, with respect to any such insurance policy or denial of coverage, reservation of rights letter or other notice of defenses related to any claims thereunder has been received by Seller or its Affiliates (with respect to the Business) or the Company.

4.16       Labor Matters.

(a)         Except as set forth on Schedule 4.16(a), neither the Company nor Garlock (as Related to the Business) is a party to, bound by, or subject to any collective bargaining agreements or other Contracts with any labor union, works council, or other labor organization, and no labor union, works council, or other labor organization claims to represent any of the Business Employees.  To the Company’s Knowledge, there is, and for the past 3 years has been, no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election or other organizing activity with respect to the Business Employees.  There is, and for the past 3 years has been, no actual or, to the Company’s Knowledge, threatened strike, work stoppage, walkout, lockout or other material labor dispute with respect to the Business Employees.  With respect to the transactions contemplated by this Agreement, the Company has satisfied all notice, consultation, bargaining and consent obligations owed to its employees and its employees’ representatives under Law, Order, or labor Contract.

(b)         Each of the Company and Garlock (with respect to the Business Employees) is, and for the past 3 years has been, in compliance in all material respects with all Laws and Orders relating to labor and employment matters, including those relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, workers compensation, collective bargaining, workplace safety, immigration, employee and worker classification, and the payment and withholding of social security and other payroll Taxes.  Except as would not result in material liability to the Company or Garlock (as Related to the Business): (i) the Company (or its Affiliates) has fully and timely paid all wages, salaries, wage premiums, prevailing wages, commissions, bonuses, fees and other compensation which have come due and payable to its current and former employees and independent contractors under Law, Contract or Company policy; and (ii) each individual who has provided services to the Company or Garlock (as Related to the Business) in the past 3 years and was classified and treated by the Company or Garlock, as applicable, as an independent contractor, consultant or other service provider is and was properly classified and treated for all applicable purposes.

(c)          Except as set forth on Schedule 4.16(c), as of immediately prior to the Closing, each individual who has employment duties Related to the Business is a Business Employee.  In the past 3 years, the Company has not implemented any employee layoffs, reductions in force, early retirement programs or other voluntary or involuntary employment termination programs (other than individual employee terminations in the ordinary course of business).  To the Company’s Knowledge, no officer, executive or other key employee of the Company or Garlock (with respect to the Business Employees): (i) has any present intention to terminate his or her employment with the Company or Garlock (with respect to the Business Employees) within the first 12 months following the Closing Date; or (ii) is a party to or bound by any confidentiality, non-competition, proprietary rights or other agreement that would materially restrict the performance of such employee’s employment duties or the ability of the Company or Garlock (as Related to the Business) to conduct its Business.

(d)         The Company or Garlock (as Related to the Business) has promptly, thoroughly and impartially investigated all employment discrimination and sexual harassment allegations of, or against, any employee.  With respect to each such allegation with potential merit, the Company or Garlock, as applicable, has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment, and neither the Company nor Garlock (as Related to the Business) reasonably expects to incur any material liability with respect to any such allegations.

4.17       Environmental Matters.  Except as set forth on Schedule 4.17:

(a)         each of the Company and Garlock (as Related to the Business) is, and since January 1, 2014 has been, in compliance in all material respects with all Environmental Laws;

(b)         there are no Actions or Orders pending or, to the Company’s Knowledge, threatened against the Company or Garlock (as Related to the Business) under any Environmental Law that have resulted or would reasonably be expected to result in a material liability of the Company or Garlock (as Related to the Business);

(c)         there has been no treatment, storage, handling, transport, disposal, arrangement for disposal, manufacture, generation or Release of, or exposure of any Person to, any Hazardous Material, by or on behalf of the Company or Garlock (as Related to the Business), including at or under the Real Property, and neither the Company nor Garlock (as Related to the Business) has owned or operated any property or facility contaminated by any Hazardous Material, in each case that is required by Environmental Laws to be remediated by the Company or Garlock, as applicable, or as has given or would reasonably be expected to give rise to a material liability of the Company or Garlock (as Related to the Business) pursuant to any Environmental Law;

(d)         since January 1, 2014, none of the Company, Garlock (as Related to the Business) or, with respect to the Business or the Transferred Assets, Seller or any of its Affiliates has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) received any written notice, report or other information of or regarding any violation, demand, complaint, liability or claim under any Environmental Law that has given or would reasonably be expected to give rise to a material liability of the Company, Garlock or the Business;

(e)         each of the Company and Garlock currently holds, maintains and is, and since January 1, 2014 has been, in compliance in all material respects with all Permits required under any Environmental Law for the Business’ activities and operations and the occupancy of the Real Property;

(f)         none of the Company or Garlock (as Related to the Business) has designed, manufactured, distributed, sold, marketed, supplied, installed, serviced or repaired products or items containing any Hazardous Materials so as to give rise to material liability to the Business under Environmental Laws;

(g)         neither the Company nor Garlock (as Related to the Business has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person relating to Environmental Laws or Hazardous Materials; and

(h)         All environmental assessments, audits, reports and other material environmental, health or safety documents relating to the current or former facilities, properties or operations of the Business that are in Seller’s, Garlock’s or the Company’s possession or under their reasonable control have been made available.

4.18       Conduct of Business.  Except for the Pre-Closing Transfers, the Closing Transfers or as expressly contemplated by this Agreement and the Transaction Agreements and except as set forth on Schedule 4.18, from the Balance Sheet Date:  (a) the Company has conducted its business and operations in the ordinary course of business; (b) there has not been any Material Adverse Effect on the Company; and (c) neither the Company nor Garlock (as Related to the Business) has:

(i)         incurred any Company Debt, issued any debt securities or assumed, granted, guaranteed or endorsed, or otherwise as an accommodation become responsible for, the obligations of any Person, made any loans or advances or entered into or amended any Seller Guarantees or Company Guarantees (in each case, other than (x) advances to Business Employees in the ordinary course of business, (y) indebtedness incurred in the ordinary course of business under lines of credit existing on the Balance Sheet Date or (z) indebtedness consisting of capitalized lease obligations incurred in the ordinary course of business);

(ii)       except in the ordinary course of business (A) acquired, transferred, leased, subleased, disposed of, licensed, sublicensed, abandoned or permitted to lapse any material assets or properties (tangible or intangible) (B) mortgaged or encumbered any assets or properties (tangible or intangible), other than Permitted Liens or (C) cancelled any debts owed to or claims held by the Company or Garlock (as Related to the Business);

(iii)        subjected the Membership Interests to any Lien, except for Permitted Liens;

(iv)        entered into, amended, terminated or otherwise modified any Contracts with any Affiliates of the Company or transferred any assets of the Business to Seller or any of its Affiliates (other than the Company);

(v)        (A) entered into, adopted, amended or terminated any Employee Plan, Contract relating to the compensation (including equity or incentive compensation or deferred compensation) or other compensation or benefit plan, program or arrangement that would be an Employee Plan if in effect as of the date hereof, (B) established any material Company Plan or materially increased any benefit under any Employee Plan with respect to Business Employees, or non-employee individual service providers of the Company or Garlock (Related to the Business), (C) increased or accelerated or committed to accelerate the funding, payment or vesting of the compensation or benefits provided under any Employee Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement with respect to Business Employees, or non-employee individual service providers of the Company or Garlock (Related to the Business), (D) hired or otherwise entered into, renewed or allowed the renewal of or entering into, any employment or consulting agreement or arrangement with any current or former Business Employee or individual service provider to the Company or Garlock (Related to the Business) whose annual base compensation exceeds $100,000, (E) terminated any Business Employee, or individual service provider to the Company or Garlock (Related to the Business) other than for cause, whose annual base compensation exceeds $100,000, in each case, except to the extent required by Law or any existing Contracts or the terms of any Employee Plan as in effect on the date hereof or (F) transferred the employment or reallocated the duties of (1) any employee of the Company (or Garlock Related to the Business) as of the date hereof such that such individual would not be an employee of the Company or the Canadian Buyer as of the Closing Date or (2) any employee or other service provider of Seller or any of its Affiliates (other than employees or service providers of Garlock Related to the Business pursuant to the Closing Transfer Documents) such that such individual would be an employee of the Company or the Canadian Buyer as of the Closing Date, in each case, except to the extent required by Law or any existing Contracts or the terms of any Employee Plan;

(vi)       except as required by Law, recognized any labor union, works council, or other labor organization as the bargaining representative of any employees of the Company or entered into, modified or terminated any collective bargaining agreement or other Contract with a labor union, works council or other labor organization;

(vii)       implemented or announced any employees layoffs, excluding, for the avoidance of doubt, terminations of employment in the ordinary course for documented disciplinary or performance related reasons;

(viii)      entered into any settlement or release with respect to any material Action relating to the Business other than any settlement or release that contemplates only the payment of money in an amount not to exceed $250,000 without ongoing limits on the conduct or operation of the Business and results in a full release of the claims giving rise to such Action;

(ix)      waive, release, or assign any material rights, claims, or benefits in excess of $250,000 with respect to any Material Contract or contract that, if in effect on the date of this Agreement, would have been a Material Contract;

(x)       adopted or entered into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar change in capitalization or dissolve or liquidate the Company;

(xi)        abandoned, allowed to lapse or failed to maintain any material Business Permit;

(xii)       suffered any material damage, destruction or casualty loss (whether or not covered by insurance) with respect any assets or properties;

(xiii)     (A) terminated any Real Property Lease, (B) amended, modified, extended or renewed any Real Property Lease, except in the ordinary course of business, or (C) entered into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, or purchased or sold any Real Property;

(xiv)     authorized for issuance, issued or sold any equity interests of the Company or securities convertible or exchangeable into equity interests of the Company, granted any options, warrants, calls, subscription rights, or other rights to purchase any equity interests of the Company or securities convertible or exchangeable into equity interests of the Company, or created or issued any new class of equity interests of the Company;

(xv)       acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

(xvi)      abandoned, allowed to lapse or failed to maintain any material Company Intellectual Property;

(xvii)    disclosed confidential information of the Company or Garlock (as Related to the Business) to any third party, other than in the ordinary course of business pursuant to a written confidentiality agreement or similar confidential relationship or as required by Law;

(xviii)   (A) materially amended or otherwise materially modified any Material Contract, (B) except in the ordinary course failed to renew or extend (to the extent the Company or Garlock, as applicable, has a unilateral right to do so) or failed to use commercially reasonable efforts to renew or extend (where a Company or Garlock, as applicable, does not have a unilateral right to do so) any Material Contract that is not a purchase order, (C) voluntarily terminated any Material Contract, or waived any rights under any Material Contract in excess of $250,000, (D) entered into any contract that if in effect on the date hereof would be a Material Contract, (E) entered into any purchase order for a new engine at a price materially lower than the pricing provided for prior engines shipped on such platform, or (F) waived any material default under, or released, settled or compromised any material claim in excess of $250,000 against the Company or Garlock (as Related to the Business) or liability or obligation in excess of $250,000 owing to the Company or Garlock (as Related to the Business), under any Material Contract;

(xix)      made any change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP;

(xx)       (A) made, changed, revoked or rescinded any material Tax election, (B) adopted or changed any Tax accounting period, (C) amended any income or other material Tax Return or filed any claim for an income or other material Tax refund, (D) entered into any closing agreement or settled any Tax claim, audit or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability or (E) changed any other material practice or procedure relating to any Tax matter (including any practice or procedure that affects (I) the computation of any Taxes the Company or any of its owners owes to any Governmental Authority, (II) the manner it uses to prepare and file any income or other material

Tax Return, and/or (III) the date on which it remits any Tax it owes to a Governmental Authority);

(xxi)      made any amendment to its certificate of organization or operating agreement (or equivalent organizational documents); or

(xxii)     entered into any legally binding commitment with respect to any of the foregoing.

4.19       Related Party Transactions.  Except as set forth on Schedule 4.19, neither Seller nor its Affiliates (other than the Company or Garlock (as Related to the Business)) or any executive officer or director of any of the Company, Seller or their respective Affiliates or, to the Company’s Knowledge, any affiliate or family member of any such officer or director is a party to any Contract with or binding upon the Company or Garlock (as Related to the Business) or owns, directly or indirectly, any interest in any property or asset, whether real, personal or mixed, tangible or intangible (including any Intellectual Property), used in or held for use in connection with or pertaining to the Business (other than those related to Company Plans or other employment, compensation or incentive arrangements entered into in the ordinary course of business and Seller’s (i) direct ownership of the Membership Interests or (ii) indirect ownership of the equity of Garlock) or provided any services to the Company or Garlock (as Related to the Business) within the last three (3) years.

4.20       Products.  Except as set forth on Schedule 4.20 or as would not reasonably be expected to result in material liability to the Company or Garlock (as Related to the Business), each product or service rendered by the Company or Garlock (as Related to the Business) has been in conformity with applicable contractual commitments and express and implied warranties, and the Company or Garlock (as Related to the Business) does not have any liabilities or obligations for replacement or repair thereof or other damages in connection therewith, subject only to any reserve for product and service warranty claims accrued on the Interim Financial Statements.

4.21       Product Liability.  Except as would not reasonably be expected to be material to the Business, there are no liabilities arising from or, to the Company’s Knowledge, alleged to arise from any actual or alleged injury to persons, damage to property or other loss as a result of the ownership, possession or use of any product manufactured, assembled, sold, distributed, leased or delivered by the Company or Garlock (as Related to the Business).  There is no, nor has there been during the past 3 years any, Action by any Governmental Authority or any other Person pending or, to the Company’s Knowledge, threatened against the Company or Garlock (as Related to the Business) for the recall (including any voluntary recalls), suspension, seizure or market-withdraw of or other similar corrective action with respect to any of the Business’ products.

4.22       Material Customers; Material Suppliers.  Schedule 4.22 lists each Material Customer and each Material Supplier.  No Material Customer or Material Supplier has expressed in writing, or to the Company’s Knowledge, orally, in the 12-month period preceding the date hereof to the Company or Garlock its current intention to (i) cancel or otherwise terminate its relationship with respect to the Business, (ii) materially change the terms (whether related to payment, price, discounts or otherwise) with respect to, or materially decrease or increase the rate of, buying or supplying (as applicable) materials, products or services from or to the Business, or

(iii) with respect to the Material Customers, that it has any material quality issues with respect to the materials, products or services provided by the Business.  Except as set forth on Schedule 4.22, the Company or Garlock (as Related to the Business) is not involved in any material dispute with any Material Customer or Material Supplier, and none of the Material Customers or the Material Suppliers is an Affiliate of the Company or Garlock.

4.23       No Brokers.  Except for Daiwa Corporate Advisory LLC (d/b/a DC Advisory US), no broker, finder or similar agent has been employed by or on behalf of Seller or the Company, and no Person with which Seller or the Company has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.  Seller is solely responsible for the investment advisory fees and expenses of Daiwa Corporate Advisory LLC (d/b/a DC Advisory US).

4.24       No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS Article IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES), AND IN THE  CERTIFICATES DELIVERED PURSUANT TO SECTION 3.1(F) THROUGH (I) HEREOF, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER OR THE COMPANY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS Article IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND IN Article V (AS MODIFIED BY THE DISCLOSURE SCHEDULES), AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 3.1(F) THROUGH (I) HEREOF, BUYER IS ACQUIRING THE COMPANY ON AN “AS IS, WHERE IS” BASIS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT ANY CLAIMS WITH RESPECT TO FRAUD.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Schedule or Schedules), Seller represents and warrants to Buyer as follows:

5.1         Organization and Standing.  Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware.

5.2         Authority, Validity and Effect.  Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary other action on the part of Seller.  This Agreement and the other Transaction Agreements have been, or will be at the Closing, duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, and/or the Company, as applicable constitute or will constitute at the Closing the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.3         Title to Membership Interests.  Seller is the sole lawful record and beneficial owner of the Membership Interests, and has title to such Membership Interests free and clear of all Liens and other restrictions on transfer (other than applicable federal and state securities law restrictions).  Seller will deliver to Buyer at the Closing the Membership Interests, free and clear of all Liens and other restrictions on transfer (other than applicable federal and state securities law restrictions).

5.4          No Conflict; Required Filings and Consents.

(a)         Neither the execution and delivery of this Agreement by Seller or the other Transaction Agreements to be executed and delivered by Seller, nor the consummation by Seller of the transactions contemplated herein or therein, nor compliance by Seller with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Seller, (ii) except as set forth on Schedule 5.4(a), violate, constitute or result in the breach of any term, condition or provision of, or constitute a default under, require notice under, require a payment or give rise to a loss of any benefit under, or give rise to any right of termination, amendment, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Seller (in each case, whether or not with notice or lapse of time, or both) pursuant to any Contract to which Seller is a party or by which Seller or any of Seller’s properties or assets may be subject, and that would in any such event, be material to the Business or that would reasonably be expected to impair or delay Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements or (iii) violate any Order or Law applicable to Seller or its properties or assets.

(b)         Other than as set forth on Schedule 5.4(a), no Consent is required to be obtained by Seller that if not obtained would reasonably be expected to be material to the Business or to materially impair or delay the ability of Seller to consummate the transactions contemplated hereby or by the other Transactions Agreements or otherwise perform its obligations thereunder.

5.5         Legal Proceedings.  There is no Action pending that relates to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby or, to the knowledge of Seller, threatened against or affecting Seller or any of its Affiliates that challenges the validity or enforceability of this Agreement or the other Transaction Agreements or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by this Agreement or the other Transaction Agreements or that would reasonably be expected to impair or delay Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

5.6         No Brokers.  Except for Daiwa Corporate Advisory LLC (d/b/a DC Advisory US), no broker, finder or similar agent has been employed by or on behalf of Seller or the Company, and no Person with which Seller or the Company has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.  Seller is solely responsible for the investment advisory fees and expenses of Daiwa Corporate Advisory LLC (d/b/a DC Advisory US).

5.7        No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS Article V (AS MODIFIED BY THE DISCLOSURE SCHEDULES), AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 3.1(F) THROUGH (I) HEREOF, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER OR THE COMPANY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN Article IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND IN THIS Article V (AS MODIFIED BY THE DISCLOSURE SCHEDULES), AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 3.1(F) THROUGH (I) HEREOF, BUYER IS ACQUIRING THE COMPANY ON AN “AS IS, WHERE IS” BASIS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT ANY CLAIMS WITH RESPECT TO FRAUD.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other Schedule or Schedules), Buyer represents and warrants to Seller as follows:

6.1         Organization and Standing.

(a)          Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Canadian Buyer is a company duly organized, validly existing and in good standing under the laws of British Columbia.

(b)         Each of Buyer and Canadian Buyer is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified.

6.2         Authority, Validity and Effect.  Buyer has the requisite power and authority to execute and deliver this Agreement and each of Buyer and Canadian Buyer has the requisite power and authority to execute and deliver the other Transaction Agreements to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary other action on the part of Buyer and Canadian Buyer.  This Agreement and the other Transaction Agreements have been, or will be at the Closing, duly and validly executed and delivered by Buyer and Canadian Buyer, as the case may be, and, assuming the due authorization, execution and delivery by Seller, the Company and/or Garlock, as applicable, constitute or will constitute at the Closing the legal, valid and binding obligation of Buyer and Canadian Buyer, as the case may be, enforceable against Buyer and Canadian Buyer, as the case may be, in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.3          No Conflict; Required Consents.

(a)         Neither the execution and delivery of this Agreement by Buyer or the other Transaction Agreements to be executed and delivered by Buyer and Canadian Buyer, nor the consummation by Buyer and Canadian Buyer of the transactions contemplated herein or therein, nor compliance by Buyer and Canadian Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the certificate of formation or limited liability company agreement, notice of articles, articles (or equivalent organizational documents) of Buyer and Canadian Buyer, (ii) except as set forth on Schedule 6.3(a), violate, constitute or result in the breach of any term, condition or provision of, or constitute a default under, require notice under, require a payment or give rise to a loss of any benefit under, or give rise to any right of termination, amendment, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of Buyer and Canadian Buyer (in each case, whether or not with notice or lapse of time, or both) pursuant to any Contract to which Buyer or Canadian Buyer is a party or by which Buyer or Canadian Buyer or any of Buyer’s or Canadian Buyer’s properties or assets may be subject, and that would, in any such event, have a material adverse effect on Buyer’s or Canadian Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements or (iii) violate any Order or Law applicable to Buyer or any of its properties or assets.

(b)         Except as set forth on Schedule 6.3(a), no Consent is necessary for the consummation by Buyer or Canadian Buyer of the transactions contemplated by this Agreement, except as would not have a material adverse effect on Buyer’s or Canadian Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

6.4         Independent Investigation; No Reliance.  In connection with its investment decision, Buyer and Canadian Buyer and/or their representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company as desired by Buyer and Canadian Buyer.  The consummation of the transactions contemplated hereby by Buyer and Canadian Buyer are not done in reliance upon any representation or warranty or omission by, or information from, Seller, the Company or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV and

Article V (in each case, as modified by the Schedules), and the certificates delivered pursuant to Section 3.1(f) through (i) hereof, and each of Buyer and Canadian Buyer acknowledges that the Company and Seller expressly disclaim any other representations and warranties.  Such purchase and consummation are instead done on the basis of Buyer’s and Canadian Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company, as well as those representations and warranties by the Company and Seller, specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules), and in the certificates delivered pursuant to Section 3.1(f) through (i) hereof, and each of Buyer and Canadian Buyer acknowledges and agrees that it is sophisticated in both financial matters and with respect to the industry in which the Company operates.  Each of Buyer and Canadian Buyer further acknowledges that, except as expressly set forth in Article IV and Article V (in each case, as modified by the Schedules), or in certificates delivered pursuant to Section 3.1(f) through (i) hereof, none of Seller, the Company, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its business or the transactions contemplated by this Agreement or regarding the probable success or profitability of the Company or its business, and none of Seller, the Company or any other Person will have or be subject to any liability to Buyer, Canadian Buyer or any other Person resulting from the distribution to Buyer, Canadian Buyer or their Representatives or their use of any such information, including any management presentation distributed on behalf of the Company relating to its business or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer, Canadian Buyer or their Representatives, or any other document or information in any form provided or made available to Buyer, Canadian Buyer or their Representatives, including management presentations, in connection with the transactions contemplated hereby.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit any claims with respect to Fraud.

6.5         Investment Purpose.  Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a present view to, or for offer or sale in connection with, any distribution thereof.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.  Buyer acknowledges that the shares of Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has (either alone or together with its advisors) sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

6.6         No Financing.  Buyer will have at Closing access to immediately available funds in a quantity sufficient to pay the Estimated Purchase Price, any payments to be made by Buyer pursuant to Section 2.5 and all of the other fees, costs and expenses to be paid by Buyer under this Agreement.  Buyer has delivered to Seller a correct and complete copy of the executed limited guarantee, dated as of the date hereof, of Sponsor (the “Limited Guarantee”).  The amount of funds to be guaranteed by Sponsor to Seller pursuant to the Limited Guarantee (the “Equity Financing”)

will be sufficient to pay the Estimated Purchase Price and all of the other fees, costs and expenses to be paid by Buyer at the Closing under this Agreement.  The Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligations of each of the parties thereto as and to the extent set forth therein, except as such enforceability may be limited by the General Enforceability Exceptions.  There are no conditions precedent or other contingencies limiting the funding of the full amount of the Limited Guarantee other than as expressly set forth in the Limited Guarantee.  No event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) by any party to the Limited Guarantee.  The Limited Guarantee has not been amended or modified in any manner, and the Equity Financing commitment contained therein has not been terminated, reduced, withdrawn or rescinded in any respect by Sponsor or any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Buyer or any other party thereto.  Assuming the satisfaction or waiver of the conditions set forth in Section 8.2, Buyer has no reason to believe that the Equity Financing will not be available on the Closing Date.

6.7         Solvency.  After giving effect to the transactions contemplated by this Agreement, assuming (a) the accuracy of the representations and warranties in Article IV, (b) the performance by the Company and Seller of their respective obligations under this Agreement and the other Transaction Agreements, (c) that the Company is solvent immediately prior to the Closing and (d) the most recent financial forecasts for the Business made available to Buyer by Seller and its Representatives prior to the date hereof have been prepared in good faith based upon assumptions that were and continue to be reasonable, (i) will be solvent (in that both the fair value of their assets will not be less than the sum of their liabilities and that the present saleable value of their assets will not be less than the amount required to pay their probable liabilities as they become absolute and matured), (ii) will have adequate capital with which to engage in their business, and (iii) will not have incurred liabilities beyond their ability to pay as they become absolute and matured.

6.8         Legal Proceedings.  There is no Action pending that relates to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates that challenges the validity or enforceability of this Agreement or the other Transaction Agreements or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by this Agreement or the other Transaction Agreements or that would reasonably be expected to impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

6.9         Foreign Ownership or Control.  Except as set forth on Schedule 6.9, Buyer and its directors, officers, and other individuals having primary management or supervisory responsibilities of Buyer: (a) are U.S. citizens or companies,  and (b) are not a “foreign person” as that term is used in 31 C.F.R. Part 800. No foreign person, individually or in the aggregate with other foreign persons, holds an ownership interest sufficient to appoint a member of any governing body of Buyer or any of its current or future subsidiaries. Buyer is ultimately controlled exclusively by U.S. persons and no direct or indirect foreign investor holds any control rights in Buyer, including any voting rights or the right to dispose of any direct or indirect ownership interest in Buyer.

6.10       No Brokers.  No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

6.11        GST Registration.  Canadian Buyer will at Closing be duly registered under Part IX of the Excise Tax Act (Canada) and any other applicable provincial or territorial legislation for GST/HST purposes.

6.12       No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS Article VI (AS MODIFIED BY THE DISCLOSURE SCHEDULES), AND THE CERTIFICATES DELIVERED PURSUANT TO SECTION 3.2(C) THROUGH (E) HEREOF, BUYER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT ANY CLAIMS WITH RESPECT TO FRAUD.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1          Interim Operations of the Company.  From the date of this Agreement until the Closing or the earlier termination of this Agreement, except (a) as set forth on Schedule 7.1, (b) as expressly contemplated by this Agreement, (c) as required by Law, or (d) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned), the Company shall (i) use commercially reasonable efforts to conduct the Business in all material respects in the ordinary course of business (including with respect to the payment of Taxes, submission of insurance claims, maintenance of insurance policies, sales of inventory, collection of receivables, payment of payables, acceptance of contractual terms (including with respect to pricing, margins and issuance of discounts) and making of capital expenditures in accordance with the Budget), (ii) use commercially reasonable efforts to (A) preserve substantially intact the business organizations, operations, Company Intellectual Property, personal property, assets, real property and equipment and goodwill of the Business and (B) maintain in all material respects the commercial relationships of the Business and (iii) not take any other action which if taken from the Balance Sheet Date until the date of this Agreement would be required to be set forth on Schedule 4.18 other than as a result of the provisions of Section 4.18(xi) or (xii) and it being understood and agreed that, for the purpose of this Section 7.1, the phrase “except in the ordinary course” shall be deemed to be deleted from Section 4.18(xviii)(B); or enter into any legally binding commitment with respect to any of the foregoing.

7.2          Reasonable Access; Confidentiality.

(a)          From the date hereof until the Closing or the earlier termination of this Agreement, except as necessary to comply with any Laws (as reasonably determined by the Company in good faith) or preserve the attorney-client privilege, other legal privilege or contractual confidentiality obligations, the Company shall give Buyer and its Representatives, upon reasonable advance written notice to Seller or its Representatives, reasonable access, during normal business hours, to the personnel, assets, properties, books, records and agreements of the Company and the Company shall permit Buyer to make such inspections (but excluding soil, groundwater, surface water, wastewater, Phase II or any other intrusive environmental sampling or testing of any kind of the Company’s premises without Seller’s prior written consent) as Buyer may reasonably request and to furnish Buyer during such period with all such information relating to the Company and the Business as Buyer may from time to time reasonably request; provided, that (x) Seller shall inform Buyer if it is withholding any information pursuant to the foregoing exceptions and, if permitted by Law, describe the information being so withheld (y) if requested by Buyer, Seller shall use commercially reasonable efforts to provide extracts or summaries of such protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable protection or contravene the applicable contract or Law; provided, however, that the foregoing will not unreasonably interfere with the business, personnel or operations of the Company or any of their respective Affiliates and will not apply in connection with any dispute between the parties related to this Agreement or the other Transaction Agreements.

(b)         Any information provided to or obtained by Buyer or its Representatives pursuant to clause (a) above will be subject to that certain letter agreement, dated as of August 12, 2019, and Section 9 of that certain letter of intent, dated as of October 16, 2019, in each case, between Arcline Investment Management, L.P. and EnPro Industries, Inc. (collectively, the “Confidentiality Agreement”), and must be held by Buyer and its Representatives in accordance with and be subject to the terms of the Confidentiality Agreement until the Closing, at which time the obligations under the Confidentiality Agreement will automatically terminate.

(c)        Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference; provided, that the obligations under the Confidentiality Agreement will terminate as of the Closing.

(d)        Following the Closing, except as necessary to comply with any Laws (as reasonably determined by Seller in good faith) or preserve the attorney-client privilege, other legal privilege or contractual confidentiality obligations, Seller shall, and shall cause its Affiliates to, give Buyer and its Representatives, upon reasonable advance written notice to Seller or its Representatives, reasonable access, during normal business hours, to such personnel, books and records of Seller Related to the Business as Buyer may reasonably request (including in connection with (i) the preparation of financial statements and transitioning the Business to a standalone enterprise, (ii) information requests from its lenders, or (iii) an initial public offering). Notwithstanding the foregoing, Seller shall be entitled to redact any information hereunder that is not Related to the Business and shall not be required to disclose to Buyer any proprietary or strategic information of Seller, its acquisition processes or models or other similar information that may be Related to the Business. provided, that (x) Seller shall inform Buyer if it is withholding any information pursuant to the foregoing exceptions and, if permitted by Law, describe the information being so withheld (y) if requested by Buyer, Seller shall use commercially reasonable efforts to provide extracts or summaries of such protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable protection or contravene the applicable contract or Law; provided, however, that the foregoing will not unreasonably interfere with the business, personnel or operations of Seller or any of their respective Affiliates.

7.3          Publicity.  Except as may be required to comply with the requirements of any Law (in which case (a) the disclosing party will use its commercially reasonable efforts to (i) advise the other party before making such disclosure and (ii) provide such other party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto and (b) no such release or announcement shall include any of the economic terms of this Agreement or the other Transaction Agreements unless required by Law), no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably withheld or delayed) of, in the case of a press release or other public announcement by Buyer, Seller and, in the case of a press release or other public announcement by the Company (prior to the Closing) or Seller, Buyer.  Notwithstanding the foregoing, the parties acknowledge and agree that Buyer or any of its Affiliates who is an investment fund may disclose the economic terms of the transactions contemplated hereunder and this Agreement to its Affiliates and any current or potential investor in such fund(s) in connection with fundraising, marketing, informational or reporting activities or otherwise in the ordinary course of such Person’s business so long as the Person to whom such disclosure is made is bound by confidentiality obligations.

7.4          Records.  With respect to the financial and other books and records and minute books of the Company relating to matters on or prior to the Closing Date:  (a) for a period of seven years after the Closing Date, neither Buyer nor the Company shall cause or permit their destruction or disposal without first offering to surrender them to Seller; and (b) except as necessary to comply with any Laws or preserve the attorney-client privilege, other legal privilege or contractual confidentiality obligations, upon reasonable advance written notice, where reasonably requested by Seller in connection (i) with an audit of Seller or its equityholders by the IRS or any other Taxing Authority, (ii) an investigation related to Seller or its equityholders by a Governmental Authority, (iii) Seller’s and its Affiliates’ 2019 year-end financial reporting process and filings and related financial audits and internal controls processes, and (iv) other similar matters, Buyer shall allow Seller and its Representatives reasonable access to such books and records and to the personnel of the Company (who shall provide reasonable assistance to Seller as reasonably requested by Seller, including the provision of any management representation letters consistent with past practices of Seller) during regular business hours; provided that (x) Buyer shall inform Seller if it is withholding any information pursuant to the foregoing exceptions and, if permitted by Law, describe the information being so withheld and (y) if requested by Seller, Buyer shall use commercially reasonable efforts to provide extracts or summaries of such protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable protection or contravene the applicable contract or Law; provided, however, that the foregoing will not unreasonably interfere with the business, personnel or operations of Buyer, the Company or any of their respective Affiliates and will not apply in connection with any dispute between the parties related to this Agreement or the other Transaction Agreements.

7.5          Indemnification.

(a)          For six years after the Closing Date, Buyer shall cause the Company to indemnify and hold harmless, and provide advancement of expenses to, all past and present managers, officers and employees of the Company (collectively, “D&O Indemnitees”) with respect to acts or omissions occurring on or prior to the Closing Date to the same extent such D&O Indemnitees are indemnified or have the right to advancement of expenses as of immediately prior to the Closing by the Company pursuant to the Company’s articles of organization and operating agreement in existence on the date of this Agreement.

(b)         Buyer shall purchase a six year extended reporting period endorsement with respect to the directors’ and officers’ insurance policies in effect as of the Closing Date and maintain such endorsement in full force and effect for its full term.

(c)          In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Buyer shall use commercially reasonable efforts to cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.5.

(d)         The provisions of this Section 7.5 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnitee and his or her heirs and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

7.6          Reasonable Efforts; Cooperation; Regulatory Filings.

(a)         Subject to the provisions of this Section 7.6, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (i) obtaining all of the necessary Consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority, (ii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)         Buyer will, within 2 Business Days after the date hereof, make or cause to be made all filings and submissions under any Laws or regulations applicable to Buyer and its Affiliates for the consummation of the transactions contemplated herein and, in each case, include in each filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the Laws or regulations.  Subject to Laws relating to the exchange of information, the Company will have the right to review in advance, and to the extent practicable will consult with Buyer on, all the information that appears in any such filings.  In exercising the foregoing right, the Company will act reasonably and as promptly as practicable.

(c)         Each of the parties will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority.  Buyer agrees to take any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby, including consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority and, at the request of the Company, Buyer and its Affiliates will be obligated to contest, administratively or in court, any ruling, order, or other action of any Governmental Authority or any other Person respecting the transactions contemplated by this Agreement.

(d)         Except as specifically required by this Agreement, no party will take any action, or refrain from taking any action, the effect of which would be to materially delay or impede the ability of the parties hereto to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing, Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

(e)         Each of the parties will keep other parties hereto apprised of the status of all filings and submissions referred to in Section 7.6(b), including, to the extent permitted under Law, promptly furnishing the other party with copies of notices or other communications received by Buyer in connection therewith.  No party will permit any of its officers, employees or other representatives or agents to participate in any meeting with any Governmental Authority in respect of such filings and submissions unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat.

7.7          Contact with Customers, Origination and Referral Sources and Other Business Relations.  Prior to the Closing, except as otherwise contemplated by this Agreement or the other Transaction Agreements, Buyer and its Affiliates and Representatives (a) may contact and communicate with the employees, customers, and origination and referral sources set forth on Schedule 7.7 with prior written notice to Seller (but without Seller’s prior consent) in connection with the transactions contemplated hereby and (b) will only contact and communicate with other employees, customers and origination and referral sources of the Company or Garlock in connection with the transactions contemplated hereby only after prior consultation with and written approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

7.8          Plant Closings and Mass Layoffs.  Buyer will indemnify the Seller Indemnitees from and against any Losses that may be incurred by them under the WARN Act arising after the Closing which result from actions taken by Buyer or any of its Affiliates in the ninety (90) days following the Closing, provided, that such indemnification will not be provided unless Seller provides Buyer with a list by date and location of all employees terminated by the Company or the Business in the 90-day period prior to the Closing or such other applicable look-back period as is required to comply with the WARN Act.

7.9          Employees; Benefit Plans.

(a)         During the period commencing at the Closing and ending on the date which is twelve months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each Business Employee who remains employed by Company immediately after the Closing, or who commences employment with Canadian Buyer upon or after Closing (“Company Continuing Employee”) with: (i) annual base salary or base hourly wages which are no less than the annual base salary or base hourly wages provided by the Company immediately prior to the Closing; (ii) target annual cash bonus opportunities (excluding equity-based compensation or long-term incentive compensation), if any, which are no less than the target annual cash bonus opportunities (excluding equity-based compensation or long-term incentive compensation) provided by the Company immediately prior to the Closing under the applicable Employee Plan; and (iii) retirement and material welfare benefits (excluding any defined benefit pension, equity or equity-based, deferred compensation, long-term incentive compensation or post-termination or retiree welfare benefits) that are substantially comparable in the aggregate to the retirement and material welfare benefits provided under the Employee Plans set forth on Schedule 4.10(a) in which such Company Continuing Employee participates immediately prior to the Closing; provided, however, that Buyer shall provide compensation and benefits as required under any applicable collective bargaining agreement (for so long as such contract is in effect).

(b)        With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (excluding any equity or equity-based plans) in which any Company Continuing Employees will participate effective as of the Closing or such later date as set forth in the Transition Services Agreement (collectively, “Buyer Benefit Plans”), Buyer shall, or shall cause the Company or Canadian Buyer to, recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer or

Canadian Buyer, for purposes of vesting and determining eligibility to participate in any Buyer Benefit Plan (excluding any defined benefit pension, equity or equity-based, deferred compensation or post-termination or retiree welfare benefits) in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Employee Plan identified in Schedule 4.10(a).

(c)         Effective as of the Closing Date, or such later date as set forth in the Transition Services Agreement, Seller shall or shall cause its Subsidiaries to take such action necessary so that the Company shall cease being a participating employer in and any Company Continuing Employee shall cease being an active participant in or accruing any benefit or compensation under each Employee Plan other than the Company Plans (collectively, the “Seller Plans”).  Except as set forth in this Agreement or the Transition Services Agreement, Seller or Seller’s Affiliates (other than the Company) shall retain all liabilities under the Seller Plans and any other benefit plan, program, policy or arrangement sponsored or maintained by Seller and its Affiliates or to which Seller or its Affiliates has any liabilities (other than a Company Plan).

(d)         Seller and Buyer hereby agree that any Company Continuing Employee who (i) as of the Closing Date is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits with respect to the same disability event, or (ii) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under a Seller Plan that is a long-term disability plan in accordance with the terms of such Seller Plan.

(e)         Effective as of the Closing Date, Seller and its Affiliates shall take such actions as are necessary to (i) fully vest all account balances of the Company Continuing Employees under the EnPro Industries, Inc. Retirement Savings Plan (“Seller 401(k) Plan”), (ii) make all employer contributions under the Seller 401(k) Plan for all periods up to and including the Closing Date without any regard to any last day of work or hours requirement, and (iii) to allow Company Continuing Employees to elect distributions and rollovers of such distributions (including notes associated with plan loans) to a 401(k) plan sponsored by Buyer or its Affiliates and to not place any such plan loans into default provided that such rollovers occur by the end of the calendar quarter following the calendar quarter in which the Closing Date occurs.

(f)         Seller sponsors the EnPro Industries, Inc. Retirement Program for Employees of EnPro Industries, Inc. (the “Seller Pension Plan”), which is comprised of several component documents including the Enpro Industries Retirement Program for Hourly Employees (the “Hourly Plan Document”) and the Enpro Industries Retirement Program for Salaried Employees (the “Salaried Plan Document”).  Further, certain of the Company Continuing Employees are “Members” under the Seller Pension Plan with accrued benefits under the Salaried Plan Document or Benefit Schedule B of the Hourly Plan Document (related to certain bargaining employees of the Company) (collectively, the “Pension Plan Participants”).  Seller acknowledges that all Pension Plan Participants are fully vested in their Seller Pension Plan accrued benefits and have met service requirements for early retirement benefits for all accrued benefits through the Closing Date under the Seller Pension Plan. With respect to the Pension Plan Participants:

(i)          As soon as administratively practicable following the Closing Date, Buyer shall establish or maintain, or cause to be established or maintained, a defined benefit pension plan (the “Buyer Pension Plan”) for the benefit of each Pension Plan Participant, which is intended to be qualified under Section 401(a) of the Code and the trust which is a part of such plan must be exempt from Tax under Section 501(a) of the Code.

(ii)         For each Pension Plan Participant who, immediately prior to Closing, is an active participant and is accruing and has an accrued benefit under the Salaried Plan Document (each, a “Salaried Plan Participant”), as of the Closing Date, the Buyer Pension Plan and such plan’s trust (and any successor to such plan or trust) shall provide benefits consistent with the Salaried Plan Document based on (A) the accrued benefit determined based on all eligible compensation and credited service for the Salaried Plan Participant as earned both before and after Closing, less (B) the amount of the accrued benefit under the Salaried Plan Document as of the Closing Date, subject to any post-Closing amendments to the Buyer Pension Plan as Buyer may determine consistent with applicable Law.

(iii)       For each Pension Plan Participant who, immediately prior to the Closing, has an accrued benefit under the Hourly Plan Document pursuant to the terms of the Collective Bargaining Agreement between the Company and the United Steel Workers Local Union 1533 (dated August 19, 2017) (the “CBA” and such Pension Plan Participants, the “Union Pension Plan Participants”), the Buyer Pension Plan and such plan’s trust (and any successor to such plan or trust) shall provide Union Pension Plan Participants benefits consistent with the terms of the Hourly Plan Document and CBA subject to any amendment to the Buyer Pension Plan and the CBA as made from time to time in accordance with applicable Law, for any service occurring after the Closing Date.

(iv)        The Buyer Pension Plan shall be responsible for all accrued benefit obligations applicable to the Pension Plan Participants associated with any compensation or service occurring on or after the Closing Date under the Buyer Pension Plan and for any changes to the Buyer Pension Plan made by Buyer or its Affiliates after the Closing Date or as a result of any changes to the CBA after the Closing Date.  Seller shall be responsible only for benefits accrued (including any early retirement subsidies associated with such accrued benefits) under the Seller Pension Plan as of the Closing Date and shall have no liability with respect to any benefits accrued under the Buyer Pension Plan from and after Closing.

(v)         Without limiting the generality of the foregoing, the Buyer Pension Plan shall take into account the service of each Pension Plan Participant with a Seller or its Affiliates prior to the Closing under the Seller Pension Plan for purposes of eligibility to participate, vesting, benefits accruals (if applicable) and, with respect to benefits accrued after the Closing Date, early retirement subsidies in effect under the Seller Pension Plan as of the Closing; provided, however, that such pre-Closing service shall not be required to be taken into account (A) to the extent that such service was not taken into account for such purpose under the Seller Pension Plan pursuant to the terms of such plan in effect as of the Closing or (B) to the extent such service recognition would result in the duplication of benefits.  For the avoidance of doubt, the amount of any pension benefits provided by Buyer or its Affiliates to the Pension Plan Participants, including to the Union Pension Plan Participants as required under the CBA, shall be offset by any pension benefits payable to the applicable Pension Plan Participants pursuant to the Seller Pension Plan to the extent the Buyer Pension Plan calculates benefits based on the Union Pension Plan Participants’ compensation or service with Seller or its Affiliates prior to the Closing.

(vi)        Buyer  and Seller shall use commercially reasonable efforts to assist each other in the establishment of the Buyer Pension Plan and continuing administration of the Buyer Pension Plan and Seller Pension Plan in effectuating the provisions of this Section 7.9(f).

(g)        Certain Business Employees have account balances under the EnPro Industries, Inc. Deferred Compensation Plan (the “Seller Deferred Compensation Plan”). Consistent with the terms of the Seller Deferred Compensation Plan and applicable Law (including Section 409A of the Code), Seller shall cause the portion of the Seller Deferred Compensation Plan applicable to the Business Employees to be terminated as of the Closing and the account balances of such Business Employees cashed out in a single cash payment within 30 days after the Closing Date.

(h)         With respect to each Company Continuing Employee, effective as of the Closing Date or such later date as set forth in the Transition Services Agreement (the “FSA Transfer Date”), the Company Continuing Employee shall cease to contribute to Seller’s flexible spending account plan (the “Seller FSA Plan”).  Company Continuing Employee who elected to participate in the Seller FSA Plan for the plan year beginning January 1 of the year during which the Closing occurs (or January 1 of the year in which benefits are no longer provided pursuant to the Transition Services Agreement) shall become participants in a flexible spending account plan established by  Buyer or its Affiliates on or as soon as administratively practicable following the Closing Date (the “Buyer FSA Plan”) as if their participation in the Buyer FSA Plan had been continuous from such January 1 and at the same level of coverage elected under the Seller FSA Plan. Following the FSA Transfer Date, each Company Continuing Employee will be reimbursed by Buyer or its Affiliates under the Buyer FSA Plan for qualifying medical and dependent care expenses incurred by such Company Continuing Employee at any time during the year during which the Closing occurs, up to the amount of the elections made by each Company Continuing Employee under the Seller FSA Plan for such year, reduced by amounts previously reimbursed by Seller or its Affiliates pursuant to the Seller FSA Plan for such year.  To effectuate the foregoing, as soon as practicable after the FSA Transfer Date, Seller shall provide Buyer with a summary of account balances and confirm whether the amounts of the account balances (if any) under the Seller FSA Plan for the Company Continuing Employee are

positive or negative in the aggregate immediately prior to the FSA Transfer Date, and Seller shall pay in cash to Buyer such aggregate balance (if positive) or Buyer shall pay in cash  to Seller such aggregate balance (if negative) with respect to all Company Continuing Employee who become covered under the Buyer FSA Plan for the plan year during which the Closing occurs.

(i)         This Section 7.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Employee Plan, Buyer Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, and nothing shall prohibit or limit the ability of Buyer or the Company to amend, modify or terminate any benefit or compensation plan, program policy, agreement or arrangement at any time.  The parties hereto acknowledge and agree that the terms set forth in this Section 7.9 shall not create any right in any employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.  Notwithstanding anything in this Section 7.9, the terms and conditions of Business Employees covered by a collective bargaining agreement shall be governed exclusively by the terms of such collective bargaining agreement.

7.10        Taxes.

(a)         Transfer Taxes.  Each of Buyer and Seller shall be liable for 50% of any transfer, documentary, sales, use, stamp, registration and other similar Taxes (other than GST/HST), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (excluding any Taxes, fees or charges based in whole or in part on gross or net income) imposed on the Company or Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”).  Seller agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(b)         Tax Sharing Agreements.  All Tax sharing, allocation and indemnity agreements and similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability or obligation thereunder.

(c)          Straddle Periods.  For purposes of this Agreement, any applicable Taxes with respect to any taxable period that includes (but does not end on) the Closing Date (such taxable period, a “Straddle Period”) shall be prorated (i) in the case of any real property, personal property and similar ad valorem Taxes, on a daily basis based upon the number of days in the portion of such taxable period that ends on and includes the Closing Date and the number of days in the portion of such taxable period after the Closing Date, and (ii) in the case of any other Taxes, on the basis of a deemed closing of the books as of the end of the Closing Date.

(d)         Pre-Closing Tax Returns and Refunds.

(i)         Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, with respect to any Tax Return reflecting a material amount of Taxes for which Seller is liable hereunder, Buyer shall submit a draft thereof to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) prior to the due date (including extensions) of such Tax Return (and Buyer shall use commercially reasonable efforts to submit such draft to Seller at least 20 days prior to such due date).  If Seller objects to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such items.  If Buyer and Seller are unable to reach such agreement within 10 days after receipt by Seller of such notice, the disputed items shall be resolved by the Arbitration Firm in accordance with the procedures outlined in Section 2.5(b).  The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

(ii)        Seller shall not amend any Tax Return related to Pre-Closing Tax Periods without the written consent of Buyer, which shall not be unreasonably withheld.  Notwithstanding anything in this Agreement to the contrary, any Transaction Tax Deduction shall, to the maximum extent permitted by Law, be reported in Pre-Closing Tax Periods. All refunds of Taxes of the Company for any Pre-Closing Tax Period (whether in the form of cash received or a credit or offset against Taxes otherwise payable) (a “Tax Refund”) shall be the property of Seller to the extent such Tax Refund does not arise as a result of a Transaction Tax Deduction.  To the extent that Buyer, the Company, or any of their respective Affiliates receives a Tax Refund that is property of Seller, Buyer shall pay (or cause the Company to pay) to Seller the amount of such Tax Refund within 10 days after receipt of the Tax Refund from the applicable Governmental Authority (or, if the Tax Refund is in the form of credit or offset, 10 days after the due date of the Tax Return claiming such credit or offset).

(e)         Cooperation.  After the Closing, Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Tax Returns or Taxes of the Company.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.  For any audit, litigation or other proceeding with respect to Tax Returns or Taxes of the Company related to a pre-Closing Tax Period for which Seller would reasonably be expected to have liability hereunder (a “Pre-Closing Tax Contest”): (i) the Buyer shall keep the Seller reasonably informed with respect to such Pre-Closing Tax Contest, and (ii) the Buyer or the Company shall not settle or otherwise resolve such Pre-Closing Tax Contest without Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)         Treatment of Purchase.  For U.S. federal income Tax purposes (and applicable state and local income Tax purposes), the parties hereto agree to treat the purchase of the Membership Interests by Buyer and the sale of the Membership Interests by Seller as a purchase by Buyer of all of the Company’s assets from Seller.

7.11       Performance Bonds and Guarantees. From the date hereof until the Closing or the earlier termination of this Agreement, Buyer and Seller will cooperate and use commercially reasonable efforts to (a) arrange for substitute letters of credit, surety bonds, Buyer guarantees and other obligations (collectively, “Replacement Credit Support Arrangements”) to replace (i) any Seller Guarantees outstanding as of the date hereof and (ii) any Seller Guarantees entered into in the ordinary course of business during the period from the date hereof with Buyer’s express written consent or (b) allow for Buyer to assume all obligations under each Seller Guarantee, obtaining from the creditor, beneficiary or other counterparty a full release (in a form reasonably satisfactory to Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Seller Guarantees, in each case to be effective at the Closing; provided that (x) Buyer shall not be obligated to assume any liabilities or other obligations or enter into any Replacement Credit Support Arrangements with respect to any Seller Guarantee on terms or conditions less favorable to Buyer than those of the applicable Seller Guarantee to be replaced or assumed or in a form or amount different than the applicable Seller Guarantee and (y) Buyer shall not be obligated to enter into any Replacement Credit Support Arrangement with respect to the  guarantee by EnPro Industries Inc. (“EnPro”) included in the Agreement dated as of December 11, 2019 by and among MAN Energy Solutions SE, MAN Energy Solutions France, Buyer and EnPro (the “MAN Guarantee”).  To the extent the beneficiary or counterparty under any Seller Guarantees does not accept any such substitute letter of credit, Buyer guarantee or other obligation proffered by Buyer and with respect to the MAN Guarantee, Buyer and the Company will, jointly and severally, (A) indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, all amounts paid (including costs or expenses) in connection with such Seller Guarantees following the Closing, including Seller’s and its Affiliates’ expenses in maintaining such Seller Guarantees, whether or not any such Seller Guarantee is drawn upon or required to be performed, and will in any event promptly reimburse Seller and its Affiliates to the extent any Seller Guarantee is called upon following the Closing and Seller or its Affiliates makes any payment or is obligated to reimburse the party issuing the Seller Guarantee following the Closing and (B) not without Seller’s prior written consent, amend in any manner adverse to Seller or any of its Affiliates, or extend (or permit the extension of), any Seller Guarantee or any obligation supported by any Seller Guarantee.  Seller shall terminate all Company Guarantees with no further liability to the Company, effective as of and conditioned on the Closing.

7.12       Cooperation with Financing.  Seller shall, and shall cause the Company and its and their respective employees and representatives to, use commercially reasonable efforts to provide, at Buyer’s sole cost and expense, such assistance and cooperation as Buyer may reasonably request in connection with obtaining debt financing (if any) in connection with the transactions contemplated hereby (the “Debt Financing”), including (a) using commercially reasonable efforts to cooperate with the marketing efforts of Buyer and its financing sources, (b) upon reasonable prior notice, making senior management of the Company reasonably available during normal business hours for customary presentations or meetings with lenders or proposed financing sources, (c) allowing Buyer to provide its financing sources with access to the Company Financial Statements and any other pertinent information regarding the Company that has been made available to Buyer prior to the date hereof or that is readily available to the Company as may reasonably be requested by Buyer, (d) timely furnishing Buyer with (i) all available pertinent financial statements and other financial information of the Company and (ii) all available and customary financial information of the Company that is required to permit Buyer to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company, in each case as may be reasonably requested by Buyer in connection with the Debt Financing, (e) assisting with the preparation of and executing and delivering definitive documentation for the Debt Financing, including schedules and exhibits thereto, and facilitating the pledging of collateral pursuant thereto, (f) at least three Business Days prior to the Closing Date, providing all documentation and information regarding the Company required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and applicable beneficial ownership regulations to the extent requested in writing seven Business Days prior to Closing and (g) cooperating in the prepayment and termination of Company Debt and release of Liens in connection therewith in accordance with the terms hereof; provided, that (i) none of Seller, the Company or any of their respective Affiliates or representatives shall be required to incur any liability or obligation (including any obligation to pay any commitment or other fee) in respect of any assistance provided in connection with the Debt Financing prior to the Closing or enter into any definitive agreement related to the Debt Financing that would be effective prior to Closing and (ii) nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company; provided, further, that the Company and its officers, employees, and other representatives shall have no obligation to: (A) approve, authorize or ratify the execution of any of the definitive documents in respect of the Debt Financing (other than customary authorization letters) that would be effective prior to the Closing or that or that could reasonably be expected to result in personal liability to such officer, employee, or representatives or (B) take any action prior to the Closing that would conflict with any Law or injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority applicable to the Company. Seller hereby consents to the use of the logos of the Company by Buyer in connection with the Debt Financing; provided, that Buyer shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company’s reputation or goodwill.

7.13        Closing Transfers.  At Closing and in order to facilitate the sale of the Canadian Business, Seller shall cause Garlock to enter into the Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A with such changes thereto as are reasonably agreed by the parties negotiating in good faith (the “Closing Transfer Documents”), which details the transfer, which transfer shall occur, for greater certainty, immediately after the acquisition of the Membership Interests by Buyer, of the Transferred Assets, Assumed Liabilities and Business Employees employed by Garlock from Garlock to the Canadian Buyer (the “Closing Transfers”).

7.14        Pre-Closing Transfers.  At or immediately prior to the Closing as provided on Schedule 7.14, Seller shall enter into the agreements set forth on Schedule 7.14, in each case in form and substance reasonably acceptable to Buyer (the “Pre-Closing Transfer Documents”), which shall effectuate the transactions set forth on Schedule 7.14 (the “Pre-Closing Transfers”).

7.15        Assignment of Certain Transferred Assets.  Notwithstanding any other provision of this Agreement to the contrary, neither this Agreement nor any agreement or instrument entered into in order to effect the Closing Transfers shall constitute an agreement to assign or transfer any Transferred Asset in the Closing Transfers or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Government Authority), would constitute a breach or other contravention thereof or a violation of Law.  Seller will, and will cause Garlock to, use commercially reasonable efforts, during the period beginning on the date hereof and ending 45 days following the Closing Date, to cooperate with Buyer to obtain any consent necessary for the transfer or assignment of any such Transferred Asset to the Canadian Buyer.  If, on the Closing Date, any such consent has not been obtained, Seller and Buyer will cooperate in a mutually agreeable arrangement under which (a) the Canadian Buyer would, in compliance with Law, obtain the benefits and assume, perform and pay the obligations and bear the economic burdens associated with such Transferred Asset in accordance with this Agreement, and (b) Seller would take or cause to be taken at Buyer’s expense such actions as Buyer may reasonably request so as to provide the Canadian Buyer with the benefits of such Transferred Asset (collectively, “Third Party Rights”), including subcontracting, sublicensing or leasing all or any portions of such Transferred Assets to the Canadian Buyer, and Seller would promptly pay or cause to be paid to the Canadian Buyer when received all monies received under any such Transferred Asset (net of expenses incurred in connection with any assignment contemplated by this Section 7.15).  Buyer shall indemnify and hold Seller and its Affiliates, successors and assigns harmless from and against any and all Losses based upon, arising out of or relating to the Canadian Buyer’s performance of, or failure to perform, such obligations associated with any such Transferred Asset after the Closing, except to the extent such Losses are based on, arising out of or relating to Seller’s or its Affiliates’ gross negligence, bad faith, fraud, or breach of the Transaction Agreements.

7.16        Intercompany Obligations.  Seller will take or cause to be taken such action and make or cause to be made such payments as may be necessary so that, as of the Effective Time, there will be no intercompany obligations or liabilities between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand (other than (a) pursuant to this Agreement and the other Transaction Agreements, (b) as set forth on Schedule 7.16, or (c) any Seller Guarantees that remain outstanding pursuant to Section 7.11), and Seller shall be solely responsible for any liabilities arising therefrom or related thereto (other than as specified in Section 7.11).

7.17        Resignations.  At or prior to the Closing, Seller shall deliver to Buyer the resignation of all members of the board of directors (or other similar governing body) and officers of the Company requested by Buyer in writing at least five Business Days prior to Closing, which resignations shall be effective at the Closing.

7.18        Exclusive Dealings.  From the date hereof until the Closing or the earlier termination of this Agreement, neither Seller nor the Company shall, and shall cause their respective Affiliates and Representatives not to, take any action to solicit, knowingly encourage, initiate or engage in discussions or negotiations with, or provide any information to, enter into any agreement with, or furnish any confidential information to any Person (other than Buyer or its Representatives or Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets, other than assets sold in the ordinary course of business, or similar transaction involving the Company or Seller (solely with respect to the Company or Garlock (as Related to the Business)) or the Business (each such acquisition transaction, an “Acquisition Transaction”).  Seller and the Company will cease, and cause their respective Affiliates and Representatives to cease, and cause to be terminated any and all existing activities, discussions or negotiations with any Person (other than Buyer and its Affiliates and Representatives) conducted prior to or on the date hereof with respect to any Acquisition Transaction.  In the event that Seller, the Company or any of their respective Affiliates or Representatives receives an Acquisition Transaction proposal after the date hereof but prior to the Closing, Seller will provide Buyer with prompt notice thereof, which notice shall include the terms of, and the identity of the Person or Persons making, such Acquisition Transaction proposal.

7.19        Rights to Names.

(a)         Except as expressly provided in this Section 7.19, any and all rights of Seller and its Affiliates to use the Names shall terminate as of the Closing and shall immediately revert to Buyer and its Affiliates (including the Company), along with any and all goodwill associated therewith.  Without limiting the generality of the foregoing, Seller shall, and shall cause its applicable Affiliates to, use commercially reasonable efforts to as promptly as practicable following the Closing, but in no event later than thirty (30) days after the Closing, change their corporate or company name to remove any reference to the Names and file in each jurisdiction in which such Person is qualified to do business all documents necessary to reflect such change of name or to terminate its qualification in such jurisdiction under such name.

(b)         Seller, for itself and its Affiliates, agrees that after the Closing Date, Seller and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves under the Names, (ii) with respect to Transferred Assets, or other assets managed, operated or leased by the Company or Canadian Buyer after the Closing Date, will respond to any third party inquiry regarding the Transferred Assets or other assets by representing in writing to the owners or lessors of such Transferred Assets or other assets that such assets are those of Buyer and its Affiliates (including the Company and Canadian Buyer) and not those of Seller and its Affiliates and (iii) will cooperate with Buyer or any of its Affiliates (including the Company and Canadian Buyer) in terminating any contracts which are not included among the Transferred Assets and pursuant to which Seller licenses any Names to customers.

(c)          Seller, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in this Section 7.19, neither Seller nor any of its Affiliates will have any rights in any of the Names (nor any rights to permit any third party to use any of the Names) and neither Seller nor any of its Affiliates will contest the ownership or validity of any rights of Buyer or any of its Affiliates (including the Company) in or to any of the Names.

7.20        Insurance.  After the Closing, Buyer shall have the right to assert claims arising from or relating to facts, circumstances, events or matters that occurred prior to the Closing and that constitute Assumed Liabilities or are otherwise liabilities of the Company under any applicable insurance policies of Seller or its Subsidiaries in effect on or prior to the Closing Date and relating to the Business, the Company or the Transferred Assets that are written on an “occurrence” basis under the policies set forth on Schedule 7.20 (“Occurrence Policies”), to the extent permitted under such Occurrence Policies and subject to the applicable deductibles, up to the full available coverage of such Occurrence Policies.  Seller hereby authorizes Buyer to report such claims directly to the provider of such Occurrence Policies; provided that Buyer shall report such claims simultaneously to Seller.  At Buyer’s request, and subject at all times to Buyer’s direction and control, Seller shall, and its shall cause its Affiliates to, provide reasonable participation and assistance in Buyer’s efforts to pursue and settle claims made against such Occurrence Policies; provided that Buyer shall be solely responsible for its own costs and fees in connection therewith and shall promptly reimburse Seller for reasonable costs and fees incurred by Seller or its Affiliates in providing such participation or assistance.  Seller and its Affiliates shall be entitled to copies of all documents and correspondence related to such claims and to discuss the status of such claims with the provider of the applicable Occurrence Policies.  Buyer shall be entitled to settle or compromise any claim for which it is seeking insurance coverage in excess of the deductible under such Occurrence Policies; provided that Buyer shall be solely responsible for any liabilities incurred in connection therewith (including the payment of any deductible, self-insured retention or other cost with respect to the applicable Occurrence Policy). For the avoidance of doubt, Seller shall be responsible for any deductibles, self-insured retentions, retentions and other retained amounts on insurance coverage with respect to any such losses not covered under such Occurrence Policies to the extent relating to liabilities for which Seller is responsible by operation of law or pursuant to this Agreement (including Excluded Liabilities).

7.21        Wrong Pockets.

(a)         The parties acknowledge and agree that the Canadian Buyer may come into possession of certain assets, properties or rights of Garlock that are not Related to the Business (the “Other Assets”) as a result of the Closing Transfers.  If, following the Closing, either party reasonably determines that Other Assets were transferred to the Canadian Buyer, the parties agree to cooperate to transfer back to Garlock such Other Assets as promptly as practicable without the payment of consideration.  The parties further acknowledge and agree that certain assets of Seller or its Affiliates (other than the Company), including Garlock, that are Related to the Business (the “Other Business

Assets” and together with the Other Assets, the “Misplaced Assets”) may inadvertently not be transferred to the Company or Canadian Buyer in connection with the Closing Transfers.  If, following the Closing, either party reasonably determines that Other Business Assets were not transferred to the Company or Canadian Buyer, the parties agree to cooperate to transfer such Other Business Assets to the Company or Canadian Buyer or other designated Affiliate of Buyer as promptly as practicable without the payment of any further consideration.  Without limiting the generality of the foregoing, with respect to any Misplaced Asset, the parties shall, and shall cause their respective Affiliates to, (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring, assigning and conveying such Misplaced Assets (or part thereof) or the relevant interests in them to the other party, (ii) obtain all Consents from Persons necessary or appropriate for the purposes of transferring, assigning, and conveying such Misplaced Assets (or part thereof) or the relevant interests in them to the other party, (iii) complete all such further acts or things as the other party may reasonably direct in order to transfer, assign, and convey such Misplaced Assets (or parts thereof) or the relevant interests in them to the other party, (iv) hold such Misplaced Assets (or part thereof), or relevant interest in such Misplaced Assets, in trust for the other party (to the extent permitted by Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the Misplaced Asset to the other party, and (v) until such time as such Misplaced Asset is transferred to the appropriate party, comply with all applicable covenants and obligations with respect to any such Misplaced Assets held by it, including the payment of any costs and expenses in connection therewith, which shall be performed by such party or its applicable Affiliate for the other party’s account and such other party shall promptly reimburse such party for any such out-of-pocket costs, expenses or payments.

(b)        The parties acknowledge and agree that Buyer or the Canadian Buyer may come into possession of certain liabilities or obligations of Seller and its Affiliates (including Garlock) that are not Related to the Business (the “Other Liabilities”) as a result of the Closing Transfers or otherwise.  If, following the Closing, either party reasonably determines that Other Liabilities were transferred to, or are held by, Buyer or the Canadian Buyer, the parties agree to cooperate to transfer back to Garlock or the applicable Affiliate of Seller such Other Liabilities as promptly as practicable without the payment of consideration and to execute all such agreements, deeds or other documents as may be necessary for the purposes of effectuating the foregoing. The parties further acknowledge and agree that Seller or its Affiliates may inadvertently hold or come into possession of certain liabilities or obligations Related to the Business not otherwise contemplated by this Agreement or the Closing Transfer Documents as liabilities or obligations of Seller or its Affiliates (the “Other Business Liabilities”). If following the Closing, either party reasonably determines that the Other Business Liabilities were transferred to or are held by Seller or its Affiliates, the parties agree to cooperate to transfer to the Company or the Buyer such Other Business Liabilities as promptly as practicable, without the payment of consideration and to execute all such agreements, deeds, or other documents as may be necessary for purposes of effectuating the foregoing.

(c)          To the extent that, after the Closing Date, (i) Buyer or any of its Affiliates (including, following the Closing, the Company) receives any payment, mail or instrument that is for the account of Seller or any of its Affiliates (excluding, following the Closing, the Company) according to the terms of this Agreement, Buyer shall promptly (but in no event later than 5 Business Days) deliver such amount, mail or instrument to Seller, or (ii) Seller or any of its Affiliates (excluding, following the Closing, the Company) receives any payment, mail or instrument that is for the account of Buyer or any of its Affiliates (including, following the Closing, the Company) according to the terms of this Agreement, Seller shall promptly (but in no event later than 5 Business Days) deliver such amount, mail or instrument to Buyer.  All amounts due and payable under this Section 7.21(c) shall be due and payable by the paying party in immediately available funds, by wire transfer to the account designated in writing by the receiving party.

7.22        Restrictive Covenants.

(a)          For a period of 3 years following the Closing Date, Seller shall not, and shall cause EnPro and its Subsidiaries not to anywhere in the world, directly or indirectly, either for itself or through any other Person, engage in, participate in, or permit Seller’s name to be used by any enterprise engaging in the Business.  Notwithstanding the foregoing, nothing in this Section 7.22 shall prohibit EnPro and its Subsidiaries from performing their obligations under any Transaction Agreement.

(b)         Notwithstanding anything to the contrary in this Agreement, nothing in Section 7.22 shall preclude EnPro or any Subsidiary thereof from engaging in any manner in any (i) De Minimis Business; (ii) ownership of securities of any Person traded on any national securities exchange if EnPro or such Subsidiary is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person; or (iii) business activity that would otherwise violate Section 7.22 that is acquired from any unaffiliated Person after the Closing Date (an “After-Acquired Business”) or is carried on by any currently unaffiliated Person that is acquired by or combined with EnPro or any of its Subsidiaries after the Closing Date (an “After-Acquired Company”), so long as within 12 months after the consummation of the acquisition of the After-Acquired Business or the After-Acquired Company, EnPro or its applicable Subsidiary signs a definitive agreement to dispose, and subsequently disposes, of the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company (provided that such 12-month period shall be extended by an additional 6 months if, at the end of such 12 -month period, all regulatory or other Governmental Authority approvals for such disposition shall not have been obtained, all required notices with Governmental Authorities shall not have been filed or made or all waiting periods imposed by applicable Governmental Authorities necessary to consummate such disposition have not expired or been terminated) or at the expiration of such 12‑month period the business of the After-Acquired Business or the After-Acquired Company complies with Section 7.22(a).  Notwithstanding the foregoing, EnPro and its Subsidiaries will not be required to dispose of any assets or securities of an After-Acquired Business or After-Acquired Company if the business activity thereof that would otherwise violate Section 7.22(a) does not account for more than the greater of (x) 15% of the revenues of the After-Acquired Business or After-Acquired Company (based on its latest annual financial statements prior to the consummation of such acquisition) or (y) $10,000,000 in revenues. As used in this Section 7.22(b), “De Minimis Business” means any passive investment in an unaffiliated third party in which (A) Seller and its Affiliates collectively hold not more than 15% of the outstanding voting securities or similar equity interests, (B) the amount invested by Seller and its Affiliates collectively is less than $10 million, and (C) Seller and its Affiliates do not possess the right (through ownership of securities, contract or otherwise) to designate a majority, or such higher amount constituting a controlling number, of the members of the board of directors (or similar governing body) of such Person and do not otherwise control such Person.

(c)         For a period of 3 years following the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, employ, hire or solicit any Business Employees, or encourage any such employee to leave his or her employment from the Buyer or any of its Affiliates or the Business or hire any such employee who has left such employment, except that the foregoing shall not prohibit (i) the hiring or soliciting of any such employee who is terminated by Buyer and its Affiliates after the Closing and has been terminated for a period of at least 6 months or (ii) general solicitations which are not directed at any such employees (it being understood and agreed that the hiring of any such employees shall not be permitted by this clause (ii)).

(d)         Seller will not, or will cause its Affiliates not to, disclose or use at any time any information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products or financial condition of the Business (“Confidential Information”) and will take all commercially reasonable steps to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft; provided, that the foregoing will not apply with respect to (i) disclosures to such Person’s counsel or independent auditors or other advisors, in each case, on a confidential basis, (ii) information required to be disclosed by Law, (iii) information for which such Person has received a subpoena or similar demand (provided in the case of clauses (ii) and (iii) of this sentence that such Person shall, to the extent permitted by applicable Law, first, as promptly as practicable upon receipt of such demand, furnish notice and a copy to Buyer so that Buyer may, at Buyer’s expense, seek an appropriate order or other remedy protecting such information; provided, further, that no such notice will be required in respect of disclosures to any regulatory, self‑regulatory or supervisory authority having appropriate jurisdiction over such Person in connection with routine regulatory examinations), (iv) information that is or becomes generally available to the public other than as a result of an act or omission of Seller or its Affiliates or as a result of a breach of obligations of confidentiality owed by another Person to the Company or Buyer, or (v) disclosures by Seller in connection with a proceeding to enforce its rights against the Company or Buyer for a breach arising under this Agreement.

(e)         Seller shall direct its officers and directors not to, directly or indirectly, (i) make any negative statement or communication regarding Buyer, the Company or any of their respective Affiliates or employees with the intent to harm any such Person, or (ii) make any derogatory or disparaging statement or communication regarding Buyer, the Company, or any of their respective Affiliates or employees; provided, that, for clarification, no such Person shall be prevented or otherwise discouraged from making true and accurate statements or communications in connection with any disclosure that such

Person reasonably believes is required pursuant to Law or necessary to enforce any rights of Seller or its Affiliates under this Agreement or any Transaction Agreement.

(f)          The covenants set forth in this Section 7.22 (the “Restrictive Covenants”) are necessary for the reasonable and proper protection of Buyer and its Affiliates and their respective trade secrets and confidential information and businesses and each and every one of the Restrictive Covenants is reasonable with respect to subject matter, length of time and geographic area, and has a unique, very substantial and immeasurable value to Buyer and its Affiliates.  If it is determined by a court of competent jurisdiction in any state that any of the Restrictive Covenants is excessive in duration or scope or is unreasonable or unenforceable under applicable Law, it is the intention of Seller and Buyer that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the Laws of that state or other jurisdiction.  Whenever possible, each provision of this Section 7.22 will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Section 7.22 is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Section 7.22 will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  In the event of any violation of Restrictive Covenants by a Seller, the applicable Restrictive Covenants will be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable restriction period will be tolled during any period of such violation.

7.23       Release.

(a)          In consideration for the Purchase Price, as of and following the Closing Date, Seller (on behalf of itself and its Affiliates) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Buyer or its Affiliates (including the Company) from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that Seller has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the period of time prior to the Closing Date and relating to the operation of the Business, the ownership of the Membership Interests and the ownership of the Transferred Assets, as applicable; provided, however, that the foregoing release will not apply to any claims arising out of this Agreement or any other Transaction Agreement.

(b)         Seller (on behalf of itself and its Affiliates) hereby expressly agrees that the release contemplated by this Section 7.23 extends to any and all rights granted under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived.  Section 1542 of the California Civil Code (“Section 1542”) reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Seller understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such party the right not to release existing claims of which such party is not aware, unless such party voluntarily chooses to waive this right.  Having been so apprised, Seller (on behalf of itself and its Affiliates) nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 7.23, in each case, effective upon the Closing Date.  Seller (on behalf of itself and its Affiliates) acknowledges and agrees that the foregoing waiver is an essential and material term of this Agreement and that, without such waiver, Buyer would not have agreed to the terms of this Agreement.  Seller (on behalf of itself and its Affiliates) hereby represents to Buyer that it understands and acknowledges that it may hereafter discover facts and legal theories concerning Buyer and its Affiliates (including the Company) and the subject matter hereof in addition to or different from those which it now believes to be true.  Seller understands and hereby agrees that the release set forth herein shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.  Seller (on behalf of itself and its Affiliates) assumes the risk of any mistake of fact or applicable law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto.

7.24        DCSA Approval.  Each party hereto agrees to use its commercially reasonable efforts, as promptly as reasonably practicable and in any event no later than Closing, to obtain DCSA Approval of the terms of the FOCI mitigation approach required in connection with the transactions contemplated by this Agreement.

7.25        Nondisclosure and Proprietary Rights Agreements.  The Company will use commercially reasonably efforts prior to the Closing Date to obtain from the employees of the Company and/or Garlock (Related to the Business), as applicable, listed on Schedule 7.25, executed Nondisclosure and Proprietary Rights Agreements in substantially the form attached hereto on Schedule 7.25.

7.26       Valuation Report.  At least five Business Days prior to the Closing Date, Seller shall furnish to Buyer (i) a valuation report from Seller’s third party actuary determining the amount of any unfunded liabilities under the Fairbanks Morse Engine Retiree Premium Reimbursement Account Plan accrued through December 31, 2019; provided that for active Business Employees such liability shall be prorated based on service through December 31, 2019 as compared to all service through the Business Employee’s assumed post-Closing retirement date (such amount, the “OPEB Amount” and such report, the “Valuation Report”) and (ii) a report from

Seller’s third party actuary determining the appropriate reserve for workers’ compensation claims of the Business through December 31, 2019 (such amount, the “Workers’ Comp Reserve” and such report the “Workers’ Comp Report”).  The calculations in the Valuation Report shall be updated for all periods up through December 31, 2019, in accordance with U.S. generally applicable accounting principles applicable to the post-retirement benefits other than pensions and consistent with the assumptions set forth in the notes to the Seller’s 2018 financial statements updated to reflect current market conditions.  Buyer shall be entitled to review, and Seller shall consider in good faith any modifications to the Valuation Report and the Workers’ Comp Report proposed by Buyer; provided, that, subject to the foregoing good faith consideration and the calculation’s compliance with the methodology set forth herein, the Valuation Report and the Workers’ Comp Report and the calculations and amounts set forth thereon shall be determined by Seller and Seller’s third party actuary in its sole discretion.  Seller, the Company, and their respective Representatives shall cooperate with and make available to Buyer and its Representatives all information, records, data and working papers, and shall permit access to their respective personnel involved in the preparation or review of the Valuation Report and Workers’ Comp Report during normal business hours, as may be reasonably requested in connection with the preparation and analysis of the Valuation Report and Workers’ Comp Report and the resolution of any disputes related thereto; provided, that Seller’s and the Company’s actuaries will not be obligated to make any work papers available to any Person except in accordance with such actuary’s normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such actuary and neither Seller nor the Company will be obligated to provide any information, records, data and working papers to the extent disclosure of such items would cause such party to lose the attorney-client privilege with respect thereto; provided, further, that if a party is withholding any information pursuant to the foregoing exception it shall notify the other parties and, describe the information being so withheld and, if requested, use commercially reasonable efforts to provide extracts or summaries of such protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable privilege.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1         Conditions to Obligations of the Company and Seller.  The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by Law) at or prior to the Closing of each of the following conditions:

(a)          (i) The representations and warranties of Buyer set forth in Article VI (other than the Fundamental Representations set forth therein) must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, and (ii) the Fundamental Representations of Buyer set forth in Article VI shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the

Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, other than de minimis inaccuracies.

(b)          Buyer must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          The applicable waiting periods, if any, under the HSR Act will have expired or been terminated.

(d)          Buyer must have delivered, or caused to be delivered, to Seller the items and documents set forth in Section 3.2.

(e)          None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits or materially restrains the consummation of the transactions contemplated by this Agreement.

(f)          The Closing Transfers shall be consummated, immediately after the acquisition by Buyer of the Membership Interests, in accordance with this Agreement and Closing Transfer Documents.

8.2          Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (if permitted by Law) at or prior to the Closing of each of the following conditions:

(a)         (i) The representations and warranties of the Company set forth in Article IV and Seller set forth in Article V (other than the Fundamental Representations set forth therein) must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company and (ii) the Fundamental Representations of the Company set forth in Article IV and Seller set forth in Article V shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, other than de minimis inaccuracies.

(b)          The Company and Seller must have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)          Since the date of the Agreement, there shall not have occurred any Material Adverse Effect.

(d)          The applicable waiting periods, if any, under the HSR Act will have expired or been terminated.

(e)          Seller must have delivered, or caused to be delivered, to Buyer the items and documents set forth in Section 3.1.

(f)          The third party approvals required pursuant to Section 3.1(m) must remain in full force and effect.

(g)          None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits or materially restrains the consummation of the transactions contemplated by this Agreement.

(h)          The Closing Transfers shall be consummated, immediately after the acquisition by Buyer of the Membership Interests, in accordance with this Agreement and Closing Transfer Documents.

(i)          The Pre-Closing Transfers shall have been consummated in accordance with this Agreement and Pre-Closing Transfer Documents.

(j)          Buyer shall have obtained a registration under the International Traffic in Arms Regulations.

For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing (including the Equity Financing) by or to Buyer or any other financing transaction be a condition to any of the obligations of Buyer hereunder.

8.3          Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1          Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Buyer and Seller;

(b)          by Buyer or Seller, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to April 10, 2020, or such later date, if any, as Buyer and Seller agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by the Termination Date;

(c)          by Buyer or Seller, upon written notice to the other, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company does business has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes such Order or other action;

(d)         by Seller, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer, such that the closing condition set forth in Section 8.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by Buyer by the Termination Date; provided, however, that Seller is not then in material breach of this Agreement; or

(e)         by Buyer, if (i) the Company or Seller has breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by the Company or Seller by the Termination Date; provided, however, that Buyer is not then in material breach of this Agreement.

Either party desiring to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give written notice of such termination to the other party and no such termination shall be effective unless and until written notice of such termination is so delivered; provided that in the case of a termination by Seller, no such termination shall be effective until the fifth Business Day following the delivery of written notice thereof to Buyer and such termination shall not be effective if prior to such date Buyer delivers written notice to Seller that it is ready, willing and able to consummate the Closing and does so consummate the Closing (unless the failure to so consummate the Closing is due to non-performance by Seller of its obligations under this Agreement).

9.2         Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1 by either Buyer or Seller, this Agreement will become void and have no effect, without any liability or obligation on the part of Buyer or Seller other than the provisions of Section 7.2(b), Section 7.2(c), Section 7.3, this Section 9.2, and Article XI, which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from any liability for any pre-termination willful breach knowingly committed by such party of its covenants or agreements set forth in this Agreement; provided further, however notwithstanding anything herein to the contrary, none of the Debt Financing Sources shall have any liability or obligation relating to or arising out of this Agreement or the Financing Commitments or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matter forming the basis for such termination.

ARTICLE X
REMEDIES

10.1        Survival.  The representations, warranties, covenants and agreements of Seller, the Company and Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing but only to the extent specified in this Section 10.1.

(a)        All covenants and agreements contained in this Agreement (including the Schedules and exhibits attached to this Agreement and the certificates delivered pursuant to this Agreement) and the Closing Transfer Documents that contemplate performance thereof following the Closing will survive the Closing in accordance with their respective terms and the covenants in Section 7.1, and Section 7.9 hereof will survive the Closing until the one year anniversary of the Closing Date (such applicable date of expiration, the “Covenant Expiration Date”); provided, however, that Seller’s liability for a breach of Section 7.1 hereof shall not exceed $3,375,000.

(b)          The Fundamental Representations contained in this Agreement will survive the Closing Date until the 6-year anniversary of the Closing Date (the “Representation Expiration Date”).

(c)          The representations and warranties contained in this Agreement, other than the Fundamental Representations, shall not surviving the Closing Date.

(d)         Any Claim pending on the Representation Expiration Date or the Covenant Expiration Date, as applicable, for which a Notice has been given in accordance with Section 11.5 on or before the Representation Expiration Date or the Covenant Expiration Date, as applicable, may continue to be asserted and indemnified against until finally resolved, regardless of any statute of limitations or limitation set forth in this Section 10.1.  Any Claim brought by an Indemnitee after the Representation Expiration Date or Covenant Expiration Date, as applicable, will be void and invalid; provided that nothing in this Agreement shall limit any claim with respect to Fraud, which shall survive the Closing indefinitely.

10.2        Indemnification by Buyer.  From and after the Closing, Buyer shall indemnify and hold harmless Seller and its successors, permitted assigns and Affiliates, and their respective officers, employees, directors, managers, members, partners, stockholders, heirs and other Representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses actually sustained, incurred or paid by any of the Seller Indemnitees following the Closing as a result of (a) any breach of a Fundamental Representation of Buyer contained in this Agreement (including any related Schedule or any certificates delivered by Buyer pursuant to this Agreement); (b) except for claims with respect to which Seller is obligated to indemnify the Buyer Indemnitees pursuant to Section 10.3, any Assumed Liabilities and (c) any breach of the covenants or agreements of Buyer or Canadian Buyer contained in this Agreement or the Closing Transfer Documents.

10.3       Indemnification by Seller.  From and after the Closing, Seller shall indemnify and hold harmless Buyer and its successors, permitted assigns and Affiliates, and their respective officers, employees, directors, managers, members, partners, stockholders, heirs and other Representatives (collectively, the “Buyer Indemnitees”) from and against any and all Losses actually sustained, incurred or paid by any of the Buyer Indemnitees following the Closing as a result of (a) any breach of a Fundamental Representation of Seller or the Company contained in Article IV or Article V of this Agreement (including any related Schedule or any certificates delivered by Seller pursuant to this Agreement); (b) any Excluded Liabilities, and (c) any breach of the covenants or agreements of the Company prior to the Closing or of Seller or Garlock contained in this Agreement, the Pre-Closing Transfer Documents or Closing Transfer Documents.

10.4        Exclusive Remedy.  The parties agree that, from and after the Closing, the sole and exclusive remedies of the parties hereto for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including the Pre-Closing Transfer Documents, the Closing Transfer Documents and the other Schedules and the certificates delivered pursuant hereto) or the transactions contemplated hereby (other than for claims of, or causes of action arising from, Fraud or the matters described in Section 2.5) are the indemnification obligations of the parties set forth in this Article X.  The provisions of this Section 10.4 will not, however, prevent or limit a cause of action (a) under Section 11.11 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, or (b) under Section 2.5 and Section 2.6 to enforce any decision or determination of the Arbitration Firm.

10.5        Limitations; Other Qualifications.  Notwithstanding anything to the contrary contained in this Agreement, the rights of the Indemnitees are qualified as follows:

(a)          The Buyer Indemnitees’ sole source of payment or indemnification for any claims under this Agreement shall be (i) first, from the R&W Policy (to the extent covered thereby) and (ii) second, from Seller; provided, however, that if the Buyer Indemnitees obtain recovery from the R&W Policy for matters subject to indemnification pursuant to Section 10.3 and, because of such recovery, such Buyer Indemnitees’ recovery under the R&W Policy with respect to a claim of breach of a representation and warranty by Seller or the Company that is not a Fundamental Representation is reduced, then Seller shall promptly pay to the Buyer Indemnitees the amount of such reduction.

(b)          Other than with respect to claims of, or causes of action arising from, Fraud by Seller or the Company, the aggregate liability of Seller for all indemnification under Section 10.3 shall not exceed the Purchase Price.

(c)          Other than with respect to claims of, or causes of action arising from, Fraud by Buyer, the aggregate liability of Buyer for all indemnification under Section 10.2 shall not exceed the Purchase Price.

(d)          The Seller Indemnitees’ and the Buyer Indemnitees’ right to indemnification pursuant to Section 10.2 and Section 10.3, respectively, will be reduced by the amount of insurance or indemnification proceeds or other amounts actually recovered from other sources (net of any fees, costs and expenses related to the recovery of such payment, including deductibles, retrospective premium adjustments, experience-based premium adjustments and indemnification obligations) by the Seller Indemnitees or the Buyer Indemnitees, as the case may be, following its commercially reasonable efforts with respect to the settlement or resolution of a Claim for which the Seller Indemnitees or the Buyer Indemnitees, as the case may be, were entitled to indemnification hereunder, and any such amounts actually received by the Seller Indemnitees or the Buyer Indemnitees, as the case may be, following the payment of an indemnification claim under this Article X shall be remitted to Buyer or Seller, as the case may be, promptly following receipt thereof. Buyer will not permit the R&W Policy to be terminated, nor to be amended or modified in a manner adverse to Seller, nor will Buyer waive or permit to be waived any right under the R&W Policy in a manner adverse to Seller.  Buyer shall cause the R&W Policy to expressly exclude rights of subrogation against Seller, other than rights of subrogation against Seller with respect to claims of, or causes of action arising from, Fraud.

(e)         The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 10.3 to the extent such amount was actually included in the calculation of the Purchase Price.  The Buyer Indemnitees’ right to indemnification pursuant to Section 10.3 on account of any Losses will be reduced by the amount of any reserve specifically reflected on the Company’s books and records as of the Closing Date.  No Indemnitee shall be entitled to be compensated more than once for the same Loss.

(f)         Notwithstanding anything to the contrary, no Seller Indemnitee shall be entitled to make any claim for indemnification pursuant to the Company’s certificate or organizational documents, or any insurance policy maintained by Buyer, the Company or any of their respective Affiliates in respect of any claim made against any Seller Indemnitee by a Buyer Indemnitee pursuant to this Article X.

(g)          Notwithstanding anything contained in this Agreement to the contrary, all of the representations and warranties set forth in this Agreement or in the certificates delivered pursuant to Sections 3.1(f)-(i) that are qualified as to “materiality” or “Material Adverse Effect” or any words of similar import shall be deemed to have been made without any such qualification for purposes of determining (i) the amount of damages resulting from, arising out of or relating to any breach of a representation or warranty and (ii) whether any such breach has occurred; provided, that, for the avoidance of doubt, the foregoing shall not apply to the use of “Material” in the defined terms “Material Contract”, “Material Customer” and “Material Supplier”.

10.6        Procedures.

(a)         Notice of Losses by Seller Indemnitee.  As soon as reasonably practicable after a Seller Indemnitee has knowledge of any claim or potential claim that it has under this Article X that may result in a Loss (a “Seller Claim”), and in any event within 15 days after discovery of such Seller Claim by a Seller Indemnitee, Seller shall give written notice of such Seller Claim (a “Seller Claims Notice”) to Buyer; provided, however, that the failure to provide such notice shall not release Buyer from any of its obligations under this Article X except to the extent Buyer is actually and materially prejudiced by such failure.  A Seller Claims Notice must describe the Seller Claim in reasonable detail (to the extent known), and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Seller Indemnitee; provided that the Seller Indemnitee shall have the right to update any Seller Claims Notice as and when additional facts and circumstances arise relating to the underlying Seller Claim.

(b)         Notice of Losses by Buyer Indemnitee.  As soon as reasonably practicable after a Buyer Indemnitee has knowledge of any claim or potential claim that it has under this Article X that may result in a Loss (a “Buyer Claim” and together with a Seller Claim, a “Claim”), and in any event within 15 days after discover of such Buyer Claim, the Buyer Indemnitee shall give written notice of such Buyer Claim to Seller (a “Buyer Claims Notice” and, together with a Seller Claims Notice, a “Notice”); provided, however, that the failure to provide such notice shall not release Seller from any of its obligations under this Article X except to the extent Seller is actually and materially prejudiced by such failure.  A Buyer Claims Notice must describe the Buyer Claim in reasonable detail (to the extent known), and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Buyer Indemnitee; provided that the Buyer Indemnitee shall have the right to update any Buyer Claims Notice as and when additional facts and circumstances arise relating to the underlying Buyer Claim.

(c)         Opportunity to Defend Third Party Claims.  In the event of any Claim by a third party against a Buyer Indemnitee or Seller Indemnitee, as applicable, for which indemnification is available hereunder, Buyer or Seller, as applicable (each an “Indemnifying Party”), has the right, exercisable by written notice to Buyer or Seller, as applicable, within 60 days of receipt of a Notice from the applicable Indemnifying Party (but not the obligation) to assume and conduct the defense of such Claim with counsel selected by the Indemnifying Party; provided, that the Indemnifying Party first agrees in writing to indemnify the Indemnitee for any Losses that may arise therefrom, disregarding the limitations set forth herein; and provided, further, that the Indemnifying Party shall not be entitled to assume the defense or control of a Claim if (A) such Claim seeks an order, injunction or other equitable relief against the Indemnitee or the Company, (B) such Claim involves any criminal proceeding, action, indictment, allegation or investigation, (C) counsel to the Indemnitee reasonably determines that a conflict of interest exists on a material issue with respect to such defense or control, (D) the resolution of such Claim would reasonably be expected to have the effect of increasing the Tax liability of an Indemnitee or the Company for any Tax period (or portion thereof) beginning after the Closing Date, or (E) such claim involves a customer, supplier, or other material business relation of the Indemnitee.  If the Indemnifying Party has assumed such defense as provided in this Section 10.6(c), except as otherwise provided in this Section 10.6(c), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim and the Indemnifying Party shall allow the Indemnitee a reasonable opportunity to participate in the defense of such Claim with its own counsel.  If the Indemnifying Party does not assume the defense of any such Claim in accordance with this Section 10.6(c), the Indemnifying Party may still participate in, but not control, the defense of such Claim at the Indemnifying Party’s sole cost and expense.  Notwithstanding anything herein to the contrary, the Indemnifying Party will lose its right to contest, defend, litigate and settle the Claim if it fails to promptly accept a tender of the defense of the Claim or thereafter at all relevant times conduct a good faith and diligent defense of such Claim, and in such event, the Indemnitee will have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Claim, subject to the limitations in Section 10.6(d), and to recover its legal costs and expenses in connection therewith from the Indemnifying Party.  In any such Claim, the party responsible for the defense of such Claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such Claim, including all settlement negotiations and offers.  Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate with the Responsible Party in the defense of any third party Claim.

(d)         Settlement.  The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any third party Claim, without the consent of any Indemnitee, provided, that (A) the Indemnifying Party shall (i) give the Indemnitee written notice of the Indemnifying Party’s intention to settle any such Claim at least 30 days prior to the settlement of any such Claim, (ii) pay all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnitee potentially affected by such third party Claim and (B) the settlement or compromise does not include or entail (i) the imposition of any consent order, injunction or decree that would restrict the future activity or conduct of the Indemnitee or (ii) any admission of liability or fault on the part of any Indemnitee. An Indemnitee may settle or consent to the entry of any judgment arising from any third party Claim, without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed); provided, however, that if the Indemnifying Party has not consented to such settlement or judgment, then the existence or amount of such settlement or judgment shall not be dispositive on the Indemnifying Party’s obligation, if any, to indemnify the Indemnitee in respect thereof or the amount of any payment to which the Indemnitee may be entitled hereunder in respect thereof.

10.7        Mitigation.  Nothing herein waives the common law duty of an Indemnitee to mitigate any Losses with respect to which it is seeking indemnification hereunder.

10.8        Adjustment to Purchase Price; Manner of Payment.  All indemnification payments made pursuant to this Article X will be treated as an adjustment to the Purchase Price unless otherwise required by Law.  Except for any indemnification payments that are permitted to be offset pursuant to Section 11.11, any indemnification payments to be made by pursuant to this Article X shall be paid by the Indemnifying Party in cash by wire transfer of immediately available funds to the account or accounts designated by the Indemnitee within 5 Business Days after the final determination thereof.

ARTICLE XI
 MISCELLANEOUS AND GENERAL

11.1        Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of Seller or, to the extent incurred prior to Closing, the Company (including all Selling Expenses), by Seller, and in the case of Buyer, by Buyer.

11.2        Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party without the prior written consent of the other parties hereto; provided, however, that (a) Buyer shall be permitted to assign this Agreement or any or all rights and obligations hereunder to any of its Affiliates without the prior written consent of the other parties hereto and (b) Buyer shall be permitted to collaterally assign this Agreement or any or all rights and obligations hereunder to any of its or its Affiliates’ financing sources without the prior written consent of the other parties hereto.  No assignment will release Buyer from any liability under this Agreement.  Any attempted assignment in violation of this Section 11.2 shall be null and void ab initio.

11.3       Third Party Beneficiaries.  Except as set forth in Sections 7.5, 10.2, and 10.3 each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, that the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, the provisions of Section 9.2, Section 11.2, this Section 11.3, Section 11.8, Section 11.9, Section 11.10, Section 11.12, and Section 11.17.

11.4        Further Assurances.  The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.  Each party hereto shall cooperate with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

11.5       Notices.  Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and (a) sent by electronic mail, (b) delivered in person, (c) mailed by first class registered or certified mail, postage prepaid, or (d) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to the Company (only after Closing) or Buyer:

c/o Arcline Investment Management, LP
Four Embarcadero Center, Suite 3460
San Francisco, CA 94111
Attention: Shyam Ravindran; Gib Efird; Alex Iannaccone
Email: shyam@arcline.com; gib@arcline.com; alex@arcline.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention: Richard J. Campbell, P.C.; Navneeta Rekhi
Email: rcampbell@kirkland.com; navneeta.rekhi@kirkland.com

If to the Company (only prior to Closing) or Seller:

c/o EnPro Industries, Inc.
5605 Carnegie Blvd, Suite 500
Charlotte, NC 28209
Attention: Chris O’Neal and Tom Price
Email: chris.oneal@enproindustries.com, tom.price@enproindustries.com with a copy to:

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, NC 28246
Attention: Kelly Loving and Scott Dove
Email: KLoving@robinsonbradshaw.com; SDove@robinsonbradshaw.com or to such other address with respect to a party as such party notifies the other in writing as above provided.  Each such notice or communication will be effective (i) if given by electronic mail, when electronic evidence of delivery is received or (ii) if given by any other means specified in the first sentence of this Section 11.5, upon delivery or refusal of delivery at the address specified in this Section 11.5.

11.6       Complete Agreement.  This Agreement and the Schedules, annexes, and exhibits hereto, together with the Confidentiality Agreement and the other Transaction Agreements, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

11.7       Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

11.8       Amendment; Waiver.  This Agreement may be amended or modified only by an instrument in writing duly executed by Seller and Buyer.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the waiving party and deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  Notwithstanding anything to the contrary in this Agreement, the provisions of Section 9.2, Section 11.2, Section 11.3, this Section 11.8, Section 11.9, Section 11.10, Section 11.12, and Section 11.17 (and the definitions related thereto) may not be amended, modified, waived or terminated in whole or in part in a manner adverse in any respect to the Debt Financing Sources without the prior written consent of each adversely affected Debt Financing Source, as applicable.

11.9        Governing Law.  This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such State, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.  Notwithstanding anything to the contrary herein, each of the parties to this Agreement agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or cause of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

11.10      Consent to Jurisdiction and Service of Process.

(a)        Except as otherwise expressly provided in this Agreement and subject to Section 11.10(b) or (c) below, (i) any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby and any Action for recognition and enforcement of any judgment in respect thereof shall be brought, tried and determined in the Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, and (ii) each the parties hereto hereby (A) irrevocably and unconditionally consents and submits itself and its property to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action, (B) irrevocably and unconditionally waives, and agrees not to assert, to the fullest extent permitted by Law, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and the other agreements or documents executed and delivered in connection herewith or any dispute or controversy related to the transactions contemplated hereby, that they are not subject thereto or that such Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the Action is brought in an inconvenient forum, or that the venue of the Action is improper and (C) agrees that it shall not bring any Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts.  Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.5.

(b)         If, and only if, the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or the Delaware Superior Court would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (all or such portion of any such Action so declined by the Delaware Court of Chancery, the courts of the United States located in the State of Delaware and the Delaware Superior Court, an “Arbitration Action”), the parties hereto agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of 3 arbitrators mutually agreeable to the parties.  If the parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association.  To the extent not governed by such rules, such arbitrators shall be directed by the parties hereto to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances.  Such arbitrators shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware.  The arbitration will be conducted in the English language in New York City, New York.  Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction.  For the avoidance of doubt, nothing in this Section 11.10(b) shall prevent any party from seeking interim injunctive relief in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or the Delaware Superior Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 11.10(b).

(c)          Notwithstanding anything to the contrary herein, each of the parties to this Agreement agrees that it will not bring or support any Person in any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York.

11.11      Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that at any time prior to the valid termination of this Agreement in accordance with the terms and conditions of Section 9.1 the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.  Without limiting the generality of the foregoing, any party shall be entitled to set-off any amounts payable by it under any of the Transaction Agreements to the other party or its Affiliates against any amount otherwise payable to it or its Affiliates by such other party or its Affiliates under any of the Transaction Agreements.

11.12      Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING).  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

11.13      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

11.14      Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.” When reference is made in this Agreement to an Annex, Article, Section, Exhibit or Schedule, such reference shall be to an Annex, Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The phrase “to the extent” means the degree or measure to which a subject or other item extends and shall not simply mean “if.”  The phrase “made available” (or words of similar import), when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to Buyer prior to the date of this Agreement in the data room in unredacted form and is accessible to Buyer at least two Business Days prior to the date hereof and any information provided separately to Buyer’s counsel over email with a subject line of “Documents to Review (1 of 2)” or “Documents to Review (2 of 2)” or via federal express to Boyd Greene on an “outside counsel only” basis because of the competitively sensitive nature of such information, as a result of NOFORN restrictions or otherwise.  The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.

11.15     Counterparts.  This Agreement may be executed in two or more counterparts (including counterparts transmitted in .pdf or similar format or any electronic signature complying with the ESIGN Act of 2000, e.g., www.docusign.com), each of which will be deemed an original but all of which will constitute but one instrument.

11.16     Representation of Seller and its Affiliates.  Buyer agrees, on its own behalf and on behalf of the Buyer Indemnitees, that, following the Closing, Robinson, Bradshaw & Hinson, P.A. (“RBH”), Foley & Lardner LLP (“Foley”) and McMillan LLP ( together with RBH and Foley, “Seller Counsel”) may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Seller Counsel prior to the Closing of the Company.  Buyer and the Company hereby (a) waive any claim they have or may have that Seller Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Buyer or the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, Seller Counsel may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Company and even though Seller Counsel may have represented the Company in a matter substantially related to such dispute.  Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Seller Counsel, and Buyer’s consent with respect to this waiver is fully informed.  Buyer and the Company also further agree that, as to all privileged communications among Seller Counsel and the Company and Seller or any of Seller’s Affiliates and representatives, to the extent related to the transactions contemplated by this Agreement and arising prior to the Closing, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer or the Company.  In addition, all of the client files and records in the possession of Seller Counsel to the extent related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) Seller.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Seller Counsel to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller.

11.17     No Recourse Against Debt Financing Sources.  Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree that none of the Debt Financing Sources shall have any liability to the Seller or any of its Affiliates or any other Person (other than the Buyer and its permitted assigns in respect of the Debt Commitment Letter) relating to or arising out of this Agreement or the Financing Commitments), whether at law or equity, in contract or in tort or otherwise, and neither the Seller nor any of its Affiliates or any other Person (other than the Buyer and its permitted assigns in respect of the Debt Commitment Letter) shall have any rights or claims against any of the Debt Financing Sources under this Agreement or the Financing Commitments, whether at law or equity, in contract or in tort, or otherwise.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the Company, Seller and Buyer have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

COMPANY:

FAIRBANKS MORSE, LLC

By:	/s/ Marvin Riley
Name:	Marvin Riley
Title:	Sole Manager

SELLER:

ENPRO HOLDINGS, INC.

By:	/s/ Marvin Riley
Name:	Marvin Riley
Title:	President

BUYER:

ARCLINE FM HOLDINGS, LLC

By:	/s/ Shyam Ravindran
Name:	Shyam Ravindran
Title:	President

Signature Page to Membership Interest Purchase Agreement

ANNEX I

DEFINITIONS

For purposes of this Agreement:

“Acquisition Transaction” has the meaning set forth in Section 7.18.

“Action” means any suit, legal proceeding, charge, complaint, audit, inquiry, investigation, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority.

“Adjustment Amount” has the meaning set forth in Section 2.5(d)(i).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“After-Acquired Business” has the meaning set forth in Section 7.22(b).

“After-Acquired Company” has the meaning set forth in Section 7.22(b).

“Agreement” has the meaning set forth in the preamble.

“Allocation Methodology” has the meaning set forth in Section 2.6.

“Annual Financial Statements” has the meaning set forth in Section 4.4(a).

“Anti-Corruption Laws” has the meaning set forth in Section 4.8(c).

“Arbitration Action” has the meaning set forth in Section 11.10(b).

“Arbitration Firm” means an independent valuation firm of recognized national standing mutually agreed by Buyer and Seller; provided that, if Buyer and Seller are unable to agree on the choice of such firm by the twentieth day after delivery by Seller of a Dispute Notice, then such firm will be a nationally recognized valuation firm selected by lot (after Seller and Buyer shall have each submitted 2 proposed firms and then excluded one firm designated by the other party); provided that such firm shall not be the independent auditor of (or otherwise provide services under a contractual arrangement with) either Buyer or Seller.

“Assumed Contracts” means all Contracts of Garlock Related to the Business.

“Assumed Liabilities” means those liabilities of Garlock Related to the Business and expressly assumed pursuant to the Closing Transfer Documents.

“Backlog” means work not yet started and remaining work in progress under Contracts of the Company with respect to services to be performed by the Company, in whole or in part, after the Closing Date.

“Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Base Purchase Price” means $450,000,000.

“Budget” has the meaning set forth in Section 4.4(e).

“Business” means the business consisting of the production, manufacturing, sales and servicing of diesel engines and generator sets and dual-fuel generator sets for naval, power generation, and nuclear standby power applications, and related components and spare parts for use in diesel engines and generator sets and dual-fuel generator sets for naval, power generation, and nuclear standby power applications, as carried on by the Company and Garlock as of the date hereof and as of the Closing Date.

“Business Data” means all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed or disposed of by any of the Business Systems.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.

“Business Employee” means each individual who is, or at the relevant time was, (i) employed by the Company or (ii) employed by Garlock and has, or had at the relevant time, job duties Related to the Business.

“Business Systems” means all software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are owned or used by or for the Company in the conduct of the business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 7.9(b).

“Buyer Claim” has the meaning set forth in Section 10.6(b).

“Buyer Claims Notice” has the meaning set forth in Section 10.6(b).

“Buyer Indemnitees” has the meaning set forth in Section 10.3.

“Canadian Buyer” means FM Canada Holdings, Inc., the purchaser of the Transferred Assets and Assumed Liabilities pursuant to the Closing Transfer Documents.

“Cash” means, as of the time in question, all cash and cash equivalent assets (including marketable securities) of the Company and Garlock (as Related to the Business and solely to the extent transferred to Canadian Buyer pursuant to the Closing Transfer Documents), determined in

2

accordance with GAAP (calculated net of any issued but uncashed checks issued by the Company and excluding, without duplication, any trapped cash and restricted cash, and including, without duplication, any deposits made by the Company, as of such time); provided that in no event shall the amount of Cash included in Estimated Closing Cash or Closing Cash exceed $500,000.

“Claim” has the meaning set forth in Section 10.6(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.3.

“Closing Cash” has the meaning set forth in Section 2.5(a).

“Closing Certificate” has the meaning set forth in Section 2.3.

“Closing Company Debt” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payments” has the meaning set forth in Section 2.4.

“Closing Transfers” has the meaning set forth in Section 7.13.

“Closing Transfer Documents” has the meaning set forth in Section 7.13.

“Closing Transfer Payment” means USD $9,200,000.

“Closing Transfer Purchase Price” means the Closing Transfer Payment plus the dollar amount of the Assumed Liabilities.

“Closing Working Capital” has the meaning set forth in Section 2.5(a).

“Closing Working Capital Underage” means the amount, if any, by which the Closing Working Capital is less than the Working Capital Target.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Continuing Employee” has the meaning set forth in Section 7.9(a).

“Company Debt” means, without duplication, all liabilities of the Company for:  (a) any indebtedness for borrowed money owed by the Company on the Closing Date pursuant to the Debt Agreements; (b) other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (c) obligations with respect to any drawn letters of credit, bankers’ acceptances, surety bonds, interest rate swap agreements, foreign currency exchange contracts or other hedging

3

agreements; (d) all liabilities in respect of leases that are, or are required to be, capitalized in accordance with GAAP; (e) liabilities and obligations for any earn-out or similar obligation payable by the Business (whether as of, prior to or following the date hereof), (f) any guaranty of the type of obligations described in (a)-(e) above; (g) all accrued interest, fees, premiums, penalties and/or other amounts due in respect of any of the foregoing; (h) all obligations with respect to unpaid severance or accrued incentive or bonus compensation arising prior to Closing (other than the Seller Post-Closing Bonus Obligations) (including, for the avoidance of doubt, any accrued amounts in respect of the foregoing with respect to the 2019 fiscal year), (i) any unfunded liabilities or obligations arising prior to Closing associated with any retirement plan, deferred compensation plan or similar obligation assumed or otherwise retained by the Company or any of its Subsidiaries on or prior to the Closing (together with the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts, determined as though all such amounts were payable as of the Closing Date), (j) the portion of the OPEB Amount related to service prior to the Closing Date and (k) the Workers’ Comp Reserve.

“Company Financial Statements” has the meaning set forth in Section 4.4(a).

“Company Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) the Company in favor of any third party guaranteeing or assuring such third party of the payment of any actual or potential liability of Seller or one of its Affiliates (other than the Company) to such third party, in each case as set forth on Annex III with respect to Company Guarantees in effective as of the date hereof.

“Company Intellectual Property” means all Intellectual Property used by the Company or by Garlock (Related to the Business).

“Company Owned Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by the Company or Garlock (Related to the Business).

“Company Plan” has the meaning set forth in Section 4.10(a).

“Company Software” means all software owned or purported to be owned by the Company or Garlock (Related to the Business).

“Company’s Knowledge” means the actual knowledge after reasonable inquiry, including of their respective direct reports who are responsible for the business function relating to the event, condition, circumstance, act or other matter in question, of Jared Barefield, Deepak Navnith and Marvin Riley.

“Confidential Information” has the meaning set forth in Section 7.22(d).

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Consent” means any notice, consent, approval, authorization, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the execution, delivery and performance of this Agreement and the other Transaction Agreements, or the consummation of the transactions contemplated hereby and thereby.

4

“Contracts” means all legally binding, written or oral contracts, leases, licenses and other agreements (including any amendments and other modifications thereto) to which the Company or Garlock (as Related to the Business) is a party or by which the Company or Garlock (as Related to the Business) is bound.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company, at a relevant time, is treated as a single employer under Section 414 of the Code.

“Copyrights” means all copyrights, whether in published or unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression; databases, data collections and rights therein, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing; and registrations and applications for registration for any of the foregoing.

“Covenant Expiration Date” has the meaning set forth in Section 10.1(a).

“D&O Indemnitees” has the meaning set forth in Section 7.5(a).

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security or security breach notification requirements and applicable to the Company, Garlock (as Related to the Business), to the conduct of the Business or to any of the Business Systems or any Business Data:  (i) the Company’s own rules, policies, and procedures; (ii) all Laws; (iii) industry standards applicable to the Company and Garlock (as Related to the Business); and (iv) Contracts into which the Company or Garlock (as Related to the Business) has entered or by which either of them is otherwise bound.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of any personal, sensitive or confidential information or data (whether in electronic or any other form or medium).

“DCSA” means the U.S. Defense Counterintelligence and Security Agency.

“DCSA Approval” means the execution, delivery and approval of a commitment letter or other agreement, by and among DCSA, the Company and the Buyer, that sets forth the terms of the Foreign Ownership Control and Influence (“FOCI”) mitigation approach to be required by DCSA in connection with the transactions contemplated by this Agreement.

“Debt Agreements” means (i) the Second Amended and Restated Credit Agreement, dated as of June 28, 2018, by and among EnPro Industries, Inc., EnPro Holdings, Inc., Bank of America, N.A. and the other parties listed therein, as amended from time to time, and (ii) the Guarantee issued by the Company with respect to the 5.75% Senior Notes due 2026, issued pursuant to the Indenture, dated as of October 17, 2018, by and among EnPro Industries, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee.

“Debt Commitment Letter” means the executed debt financing commitment letter with the Debt Financing Sources party thereto and any fee letters with the Debt Financing Sources party

5

thereto associated therewith, pursuant to which the Debt Financing Sources party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the transactions contemplated by this Agreement.

“Debt Financing Sources” means the entities that have committed to provide the Debt Financing or any replacement financing or other debt financings in connection with the transactions contemplated hereby (including the parties to the Debt Commitment Letter and any agreements related thereto) and their respective Affiliates and such entities’ and their respective Affiliates’ Representatives and their successors and permitted assigns.

“Debt Financing” has the meaning set forth in Section 7.12.

“De Minimis Business” has the meaning set forth in Section 7.22(b).

“Dispute Notice” has the meaning set forth in Section 2.5(b).

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Draft Allocation Statement” has the meaning set forth in Section 2.6.

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Employee Plan” has the meaning set forth in Section 4.10(a).

“Environment” means soil, surface water (including potable waters, navigable waters and wetlands), groundwater, natural resources, wildlife, plant life, biota, stream sediments, and ambient and indoor air.

“Environmental Law” means all Laws and Orders concerning public or worker health or safety, pollution or protection of the Environment as enacted prior to or in effect as of or prior to the Closing Date, including all such Laws and Orders relating to the use, handling, transport, treatment, storage, disposal, emission, discharge, Release of, or exposure to, any Hazardous Materials.

“Equity Financing” has the meaning set forth in Section 6.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Closing Cash” has the meaning set forth in Section 2.3.

“Estimated Company Debt” has the meaning set forth in Section 2.3.

6

“Estimated Purchase Price” means (i) the Base Purchase Price, minus (ii) the Closing Transfer Payment, plus (iii) Estimated Closing Cash, minus (iv) the Estimated Company Debt, minus (v) any Estimated Working Capital Underage.

“Estimated Working Capital” has the meaning set forth in Section 2.3.

“Estimated Working Capital Underage” means the amount, if any, by which the Estimated Working Capital is less than the Working Capital Target .

“Ex-Im Laws” means all U.S. and non-U.S. Laws and Orders relating to export, reexport, transfer and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Laws and Orders administered by U.S. Customs and Border Protection.

“Excluded Assets” means all assets of Garlock that are not Transferred Assets.

“Excluded Liabilities” means (i) Excluded Taxes, (ii) any unfunded liabilities or obligations associated with any retirement plan or post termination health or welfare plan or arrangement of Seller or any of its Affiliates (other than the Company) to the extent not included in Closing Company Debt;  (iii) all liabilities of Garlock (including for Taxes) that are not Assumed Liabilities, and (iv) any liabilities related to claims made by Shaun Fuller related to his termination of employment.

“Excluded Taxes” means any Taxes incurred by Seller prior to Closing that were transferred by Seller to the Company after the date hereof and prior to the Closing.

“Final Allocation Statement” has the meaning set forth in Section 2.6.

“Final Purchase Price” means (i) the Base Purchase Price, minus (ii) the Closing Transfer Payment, plus (iii)  Closing Cash, minus (iv) the Closing Company Debt, minus (v) any Closing Working Capital Underage.

“Final Statement” has the meaning set forth in Section 2.5(a).

“Foley” has the meaning set forth in Section 11.16.

“Fraud” means a misrepresentation in any representation or warranty in this Agreement (including the Schedules hereto), or the certificates delivered pursuant to Section 3.1(f) through (i) hereof, which was made with knowledge or belief of its falsity and the intent to induce the Person to whom such representation was made to act or refrain from acting, and upon which such Person to whom such representation was made reasonably relied; provided, that for purposes of determining whether Fraud exists with respect to this Agreement and the other Transaction Agreement, the parties hereby acknowledge and agree that Buyer has justifiably and reasonably relied on the representations and warranties set forth in Article IV and Article V (as modified by the Disclosure Schedules), and the certificates delivered pursuant to Section 3.1(f) through (i) hereof, as a material inducement to agreeing to the terms of the Agreement and consummating the transactions contemplated by this Agreement.

7

“Fundamental Representations” means, collectively, the representations and warranties in Section 4.1(a) (Organization), Section 4.1(c) (Authority), Section 4.1(d) (Power), Section 4.2 (Capitalization), Section 4.23 (No Brokers), Section 5.1 (Organization), Section 5.2 (Authority), Section 5.3 (Title to Membership Interests), Section 5.6 (No Brokers), Section 6.1(a) (Organization and Standing), Section 6.2 (Authority; Validity and Effect) and Section 6.10 (No Brokers).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1(c).

“Governmental Authority” means any government or political subdivision, whether federal, state, provincial, municipal, local or foreign, or any agency of any such government or political subdivision, or any federal, state, provincial, municipal, local or foreign court, as well as any arbitrator (public or private).

“Government Bid” means any quotation, bid or proposal by the Company or the Business that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract for the delivery of supplies or provision of services active in performance or that remains subject to audit by or between the Company or the Business, on the one hand, and any (i) Governmental Authority, on the other (including any facilities contract or lease for the use of government-owned facilities), or (ii) by or between the Company or the Business as a subcontractor at any tier, on the one hand, and any other Person, on the other, including resellers and distributors, in connection with any contract with a Governmental Authority.  For purposes of clarity, a task order, purchase order, delivery order, or release issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.

“GST/HST” means goods and services tax or harmonized sales tax imposed under the Excise Tax Act (Canada) or similar Taxes imposed under the provisions of any applicable provincial or territorial legislation imposing a similar value-added or multi-staged tax.

“Hazardous Material” means any material, substance, chemical, contaminant, pollutant or waste that is (i) listed, regulated or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar meaning and regulatory effect under any Environmental Law, including petroleum, asbestos, per- and poly-fluorinated substances, noise, odors, radiation and polychlorinated biphenyls or (ii) for which liability or standards of conduct may be imposed pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifying Party” has the meaning set forth in Section 10.6(c).

“Indemnitees” means the Buyer Indemnitees and/or the Seller Indemnitees, as the context requires.

8

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) Copyrights, (ii) Domain Names, (iii) Patents, (iv) Trademarks, (v) Trade Secrets, (vi) rights in software and (vii) know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information.

“Interim Financial Statements” has the meaning set forth in Section 4.4(a).

“IRS” has the meaning set forth in Section 4.10(b).

“Law” means any applicable law, common law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.7(a).

“Liens” means any mortgage, lien, security interest, license, option, pledge, hypothec or other similar encumbrance.

“Limited Guarantee” has the meaning set forth in Section 6.6.

“Loss” means each loss, liability, demand, claim, action, cause of action, charge, suits, awards, judgements, assessment, cost, damage, deficiency, Tax, penalty, fine or expense of any kind or nature, in each case whether or not arising out of third party claims (including, in each case, interest, penalties, reasonable out-of-pocket attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense, collection or settlement of any of the foregoing, but excluding, in each case, punitive damages except to the extent incurred as a result of a third party claim).

“Malicious Code” has the meaning set forth in Section 4.14(k).

“Material Adverse Effect” means any change, occurrence, event or development that individually or in the aggregate (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Business, taken as a whole, but, in each case, none of the following, either individually or in the aggregate, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect:  any change, occurrence, event or development (i) resulting from general economic, political, regulatory, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (ii) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby (including with respect to obtaining any Consent required under this Agreement), (iii) resulting from any changes in Laws or accounting rules or interpretations thereof, (iv) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics, or (v) arising out of any action taken or omitted to be taken with the express written consent of Buyer, or (b) does or would reasonably be expected to prevent or materially delay or impair the ability of Seller or the Company to consummate the transactions contemplated hereby or by the other Transaction Agreements; except in the case of clauses (a)(i), (a)(iii), or (a)(iv), to the extent such changes, occurrences, events or developments have or would

9

reasonably be expected to have a disproportionate impact on the Company, taken as a whole, relative to other participants in the same industry as the Company.

“Material Contracts” has the meaning set forth in Section 4.11.

“Material Customers” means the largest 10 customers of the Company and Garlock (as Related to the Business) (on a consolidated basis) by revenue for the fiscal year ended December 31, 2018 and the 12 months ended on the Balance Sheet Date.

“Material Suppliers” means the largest 10 suppliers of the Company and Garlock (as Related to the Business) (on a consolidated basis) by expenditures for the fiscal year ended December 31, 2018 and the 12 months ended on the Balance Sheet Date.

“Membership Interests” has the meaning set forth in the recitals.

“Misplaced Assets” has the meaning set forth in Section 7.21.

“Names” means the names, words and logos set forth on Annex IV, any other names, phrases or logos including any such word or logo, and any trademarks, service marks, internet domain names, trade names, trade dress, social media identifiers, handles and tags, or other identifiers of source or goodwill containing, incorporating, based on, associated with, confusingly similar to, or dilutive of any of the foregoing, in any jurisdiction in the world

“Notice” has the meaning set forth in Section 10.6(b).

“Occurrence Policies” has the meaning set forth in Section 7.20.

“OPEB Amount” has the meaning set forth in Section 7.26.

“Open Source Software” means any software that is licensed pursuant to:  (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Sun Industry Standards License (SISL) or (ii) any license to software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree, directive, stipulation, determination or writ of any Governmental Authority.

“ordinary course of business” means the ordinary course of business, consistent with past practice.

“Other Assets” has the meaning set forth in Section 7.21.

“Other Business Assets” has the meaning set forth in Section 7.21.

10

“Owned Real Property” has the meaning set forth in Section 4.7(a).

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all applications for any of the foregoing.

“Permits” means any license, permit, authorization, consent, registration, exemption, waiver, certificate of authority, qualification or similar document, authorization or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and for which adequate reserves in accordance with GAAP have been established on the Financial Statements, (b) mechanics’, workmens’, landlords’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, (c) the Liens set forth on Schedule 1.1(a) and (d) with respect to the Real Property, Permitted Liens shall also include (i) any conditions that may be shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in this clause (d) is violated by the current use or occupancy of such Real Property nor will individually or in the aggregate materially impair the continued use and operation of the property to which they relate in the business of the Company as presently conducted.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“PPACA” means the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended, and including any guidance issued thereunder.

“Pre-Closing Tax Contest” has the meaning set forth in Section 7.10(e).

“Pre-Closing Tax Period” means any taxable period or portion of a period ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Transfers” has the meaning set forth in Section 7.14.

“Pre-Closing Transfer Documents” has the meaning set forth in Section 7.14.

“Principal” means an officer, director, manager, owner, partner, or a Person having primary management or supervisory responsibilities within a business entity (e.g., general manager; plant manager; head of a division or business segment; and similar positions).

11

“Purchase Price” means (i) the Estimated Purchase Price, plus (ii) any Adjustment Amount payable to Seller, minus (iii) any Adjustment Amount payable to Buyer.

“RBH” has the meaning set forth in Section 11.16.

“Real Property” means all the Company’s real (immovable) property and interests in real (immovable) property, real (immovable) property leaseholds and real (immovable) property subleaseholds, all buildings and other improvements thereon and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other real (immovable) property interests currently used in the business or operations of the Company.

“Real Property Leases” has the meaning set forth in Section 4.7(a).

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Related to the Business” means (a) used primarily in or (b) arising, directly or indirectly, primarily out of the operation or conduct of the Business.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, depositing, migrating, leaching, disposing or dumping of a Hazardous Material into or through the Environment.

“Replacement Credit Support Arrangements” has the meaning set forth in Section 7.11.

“Representation Expiration Date” has the meaning set forth in Section 10.1(b).

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Responsible Party” has the meaning set forth in Section 10.6(c).

“Restrictive Covenants” has the meaning set forth in Section 7.22(e).

“R&W Policy” means that certain Representation and Warranties Insurance Policy No. 100011317 issued by QBE Specialty Insurance Company to Buyer as named insured.

“Sanctioned Country” means any country or region that is, or has been in the last 5 years, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

12

“Sanctions Laws” means all U.S. and non-U.S. Laws and Orders relating to economic or trade sanctions, including the Laws and Orders administered or enforced by the United States (including by OFAC or the U.S. Department of State) or the United Nations Security Council.

“Schedules” means the disclosure schedules delivered by or on behalf of the Company prior to or concurrently with the execution and delivery of this Agreement.

“Section 1542” has the meaning set forth in Section 7.23(b).

“Seller” has the meaning set forth in the preamble.

“Seller Claim” has the meaning set forth in Section 10.6(a).

“Seller Claims Notice” has the meaning set forth in Section 10.6(a).

“Seller Counsel” has the meaning set forth in Section 11.16.

“Seller Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) Seller or any of its Affiliates (other than exclusively by the Company) in favor of any third party guaranteeing or assuring such third party of the payment of any actual or potential liability of the Company to such third party, in each case as set forth on Annex V with respect to Seller Guarantees in effect as of the date hereof.

“Seller Incentive Plans” means the (i) EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan, (ii) EnPro Industries, Inc. Long-Term Incentive Plan, (iii) Fairbanks Morse Annual Incentive Plan, (iv) Fairbanks Morse Sales and Services Incentive Program Agreement 2019, and (v) EnPro Industries, Inc. Management Annual Performance Plan.

“Seller Indemnitees” has the meaning set forth in Section 10.2.

“Seller 401(k) Plan” has the meaning set forth in Section 7.9(e).

“Seller Plans” has the meaning set forth in Section 7.9(c).

“Seller Post-Closing Bonus Obligations” means the aggregate amount of payments due to Business Employees for the period prior to Closing under the Seller Incentive Plans that is not paid prior to Closing.

“Selling Expenses” means (a) all of the fees, costs and expenses payable by the Company to outside legal counsel, accountants, advisors, brokers and other third parties incurred by the Company in connection with the consummation of the transactions contemplated by this Agreement and unpaid as of the Closing, (b) transaction bonuses, change of control bonuses, retention bonuses, severance payments or other similar payments payable to employees, officers, directors or other individual service providers of the Company or Garlock (Related to the Business) as a result of the transactions contemplated by this Agreement and unpaid by the Company as of the Closing (together with the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts), and (c) 50% of any Transfer Taxes.

13

“Sponsor” means Arcline Capital Partners LP, Arcline Capital Partners A LP and Arcline Capital Partners Associates LP.

“Subsidiaries” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Tax” means any net income, gains, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, goods and services, harmonized sales or other value added, transfer, franchise, corporation, net worth, profits, license, lease, service, withholding, payroll, employment, unemployment, workers compensation, insurance, social security, national insurance, business license, business organization, excise, severance, stamp, recording, capital stock, occupation, premium, property, unclaimed property, escheat, environmental or windfall profit tax, custom, duty or other tax, duty, contribution, levy or similar governmental fee or other similar assessment or similar charge of any nature, together with any interest, penalties, and additions to tax imposed by any Taxing Authority, in each case, whether disputed or not.

“Tax Refund” has the meaning set forth in Section 7.10(d)(ii).

“Tax Returns” means all Tax returns (including information returns), statements, reports and forms or other documents filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the determination, collection, administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third Party Rights” has the meaning set forth in Section 7.15.

“Trade Control Laws” has the meaning set forth in Section 4.8(b).

“Trade Secrets” means anything that would constitute a “trade secret” under Law.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations of the foregoing.

14

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Closing Transfer Documents, the Pre-Closing Transfer Documents and all other agreements, instruments and certificates contemplated by the foregoing, in each case including all exhibits and schedules hereto and thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transaction Tax Deduction” means all federal, state and local income Tax losses, deductions, expenses or similar items incurred or deductible by the Company or Garlock (as Related to the Business) as a result of, in connection with or in anticipation of the transactions contemplated by this Agreement, including losses, deductions, and expenses related to (a) the vesting or exercise of, or payments with respect to any equity-based compensation arrangements or (b) the payment of any fees or other expenses associated with the transactions contemplated by this Agreement or any of the other Transaction Agreements (including Selling Expenses) that are not required to be capitalized, in each case, to the extent such losses, deductions or expenses were included as a liability in Closing Working Capital or Closing Company Debt or were paid by Seller (or the Company prior to the Effective Time).

“Transfer Taxes” has the meaning set forth in Section 7.9.

“Transferred Assets” means those assets of Garlock Related to the Business, including the Assumed Contracts and the Transferred Leased Property.

“Transferred Leased Property” means the right, title and interest to the leased real property for the Company’s service center located in Alberta, Canada, including all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which Seller or its Affiliates hold a leasehold or subleasehold estate in, or are granted the right to use, and any land, buildings, structures, improvements, and fixtures located thereon, and the rights to all security deposits and other amounts and instruments deposited on or behalf of Seller or its Affiliates thereunder.

“Transition Services Agreement” means an agreement between Buyer and Seller substantially in the form of Exhibit B attached hereto.

“Unlawful Payment” has the meaning set forth in Section 4.12(m).

“Valuation Report” has the meaning set forth in Section 7.26.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means the current assets of the Company and Garlock (as Related to the Business) less the current liabilities of the Company and Garlock (as Related to the Business), calculated in accordance with GAAP and consistent with the methodologies and categories included in the Illustration of Working Capital set forth on Exhibit C; provided, that, in the instance there is a conflict between GAAP and the Illustration of Working Capital set forth on Exhibit C, the methodologies and categories included in the Illustration of Working Capital set forth on Exhibit C shall control; provided, further, that (i) no amount of Cash shall be included as a current

15

asset, (ii) no amount of the Company Debt shall be included as a current liability, (iii) the Seller Post-Closing Bonus Obligations shall not be included as a current liability and (iv) no amount of the Selling Expenses shall be included as a current liability.  For purposes of clarification, only current assets and current liabilities included in the Illustration of Working Capital shall be included in any calculation of Working Capital for purposes of this Agreement.

“Working Capital Target” means $101,000,000.

16